EXECUTION VERSION

CARACAL ENERGY INC.
as the Purchaser
and
TRANSGLOBE ENERGY CORPORATION
as the Company

ARRANGEMENT AGREEMENT
March 15, 2014

TABLE OF CONTENTS
ARTICLE 1
INTERPRETATION
Section 1.1    Defined Terms.    1
Section 1.2    Certain Rules of Interpretation.    18
Section 1.3    Schedules.    20
ARTICLE 2
THE ARRANGEMENT
Section 2.1    Arrangement.    21
Section 2.2    Interim Order.    21
Section 2.3    The Company Meeting.    22
Section 2.4    The Purchaser Meeting.    23
Section 2.5    The Company Circular.    24
Section 2.6    The Purchaser Circular and Prospectus.    26
Section 2.7    Final Order.    28
Section 2.8    Court Proceedings.    29
Section 2.9    Treatment of Company Options and Other Securities.    30
Section 2.10    Employment Matters.    31
Section 2.11    Board Nominee Rights.    31
Section 2.12    Articles of Arrangement and Effective Date.    32
Section 2.13    Tax Considerations.    32
Section 2.14    U.S. Securities Laws.    32
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Section 3.1    Representations and Warranties of the Company.    33
Section 3.2    Representations and Warranties of the Purchaser.    33
ARTICLE 4
COVENANTS
Section 4.1    Covenants of the Purchaser.    33
Section 4.2    Covenants of the Company.    38
Section 4.3    Mutual Covenants.    42
Section 4.4    Access to Information; Confidentiality.    46
Section 4.5    Public Communications.    46
Section 4.6    Notice and Cure Provisions.    47
Section 4.7    Personal Information.    47
Section 4.8    Insurance and Indemnification.    50
ARTICLE 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION
Section 5.1    Non-Solicitation.    50
Section 5.2    Notification of Acquisition Proposals.    52
Section 5.3    Responding to an Acquisition Proposal.    52

( i )

Section 5.4    Superior Proposal Notice and Purchaser’s Right to Match.    54
Section 5.5    Breach by Subsidiaries and Representatives.    56
ARTICLE 6
CONDITIONS
Section 6.1    Mutual Conditions Precedent.    56
Section 6.2    Additional Conditions Precedent to the Obligations of the Purchaser.    57
Section 6.3    Additional Conditions Precedent to the Obligations of the Company.    58
Section 6.4    Satisfaction of Conditions    59
ARTICLE 7
TERM AND TERMINATION
Section 7.1    Termination.    59
Section 7.2    Termination Fees.    62
Section 7.3    Effect of Termination/Survival.    64
ARTICLE 8
GENERAL PROVISIONS
Section 8.1    Amendments.    64
Section 8.2    Expenses and Expense Reimbursement.    65
Section 8.3    Notices.    65
Section 8.4    Time is of the Essence.    66
Section 8.5    Injunctive Relief.    66
Section 8.6    Third Party Beneficiaries.    66
Section 8.7    Waiver.    67
Section 8.8    Entire Agreement.    67
Section 8.9    Successors and Assigns.    68
Section 8.10    Severability.    68
Section 8.11    Governing Law.    68
Section 8.12    Rules of Construction.    68
Section 8.13    No Liability.    68
Section 8.14    Language.    69
Section 8.15    Counterparts.    69

SCHEDULE A        PLAN OF ARRANGEMENT
SCHEDULE B        ARRANGEMENT RESOLUTION
SCHEDULE C     PURCHASER RESOLUTION
SCHEDULE D        REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SCHEDULE E        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
SCHEDULE F        REQUESTED CONSENTS AND APPROVALS

( ii )

ARRANGEMENT AGREEMENT
THIS AGREEMENT is made as of March 15, 2014,
B E T W E E N:
CARACAL ENERGY INC., a corporation existing under the laws of Canada
(the “Purchaser”)
- and -
TRANSGLOBE ENERGY CORPORATION, a corporation existing under the laws of the Province of Alberta
(the “Company”).
RECITALS:

A.	The Purchaser desires to acquire all of the Company Shares in exchange for New Purchaser Shares by way of the Arrangement.

B.
After receiving financial and legal advice, the members of the Company Board have determined that the Consideration to be received by the Company Shareholders pursuant to the Arrangement is fair from a financial point of view and that the Arrangement is in the best interests of the Company, and have resolved to support the Arrangement and to recommend that the holders of the Company Shares vote in favour of the Arrangement, all subject to the terms and conditions contained herein.

C.	The Purchaser has entered into the Company Voting Agreements, each dated as of the date of this Agreement, with each of the directors of the Company and each of the Company Executives.

D.	The Company has entered into the Purchaser Voting Agreements, each dated as of this Agreement, with each of the directors and senior officers of the Purchaser.

E.	In furtherance of the foregoing, the Parties have entered into this Agreement to provide for the matters referred to in these recitals and for other matters relating to the Arrangement.
THEREFORE the Parties agree as follows:
Article 1
INTERPRETATION

Section 1.1	Defined Terms.
As used in this Agreement, the following terms have the following meanings:
“ABCA” means the Business Corporations Act (Alberta).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only the Purchaser and/or one or more of its wholly-owned Subsidiaries or the Company and/or one or more of its wholly-owned Subsidiaries, as the case may be, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchaser (or any affiliate of the Purchaser or any Person acting in concert with the Purchaser or any affiliate of the Purchaser) or the Company (or any affiliate of the Company or any Person acting in concert with the Company or any affiliate of the Company), as the case may be, after the date of this Agreement relating to (%4) any sale or disposition (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Purchaser and its Subsidiaries or the Company and its Subsidiaries, as the case may be, or of 20% or more of the voting or equity securities of the Purchaser or any of its Subsidiaries (or rights or interests in such voting or equity securities) or the Company or any of its Subsidiaries (or rights or interests in such voting or equity securities), as the case may be; (%3) any take-over bid, exchange offer or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of the Purchaser or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be; (%3) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Purchaser or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be; or (%3) any other similar transaction or series of transactions involving the Purchaser or any of its Subsidiaries or the Company or any of its Subsidiaries or, as the case may be.
“Admission” means admission of the New Purchaser Shares and re-admission of the existing Purchaser Shares to the Official List becoming effective by the making of an announcement in accordance with LR 3.2.7G of the Listing Rules and to trading on the LSE’s main market for premium listed securities becoming effective in accordance with paragraph 2.1 of the Standards.
“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus and Registration Exemptions.
“Agreement” means this arrangement agreement.
“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, substantially in the form of Schedule B.
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by subsection 193(10) of the ABCA to be sent to the Registrar after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.
“associate” has the meaning specified in the Securities Act (Alberta).

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.
“authorized authority” has the meaning specified in Section 4.7.
“Borrowing Base Facility” means the $100 million borrowing base facility established pursuant to the credit agreement dated July 22, 2010, as amended, among the Company, the Facility Agent, Sumitomo Mitsui Banking Corporation Europe Limited, Export Development Canada and International Finance Corporation.
“Breaching Party” has the meaning specified in Section 4.6(3).
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Calgary, Alberta or in London, United Kingdom.
“Canaccord” means Canaccord Genuity Corp.
“Canadian Securities Authority” means the Alberta Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada.
“Canadian Securities Laws” means the Securities Act (Alberta) and any other applicable provincial securities Laws.
“CBCA” means the Canada Business Corporations Act.
“Certificate of Arrangement” means the certificate of arrangement to be issued by the Registrar pursuant to subsection 193(11) of the ABCA in respect of the Articles of Arrangement giving effect to the Arrangement.
“Chad” means the Republic of Chad.
“Collective Agreements” means all collective bargaining agreements or union agreements currently applicable to the Purchaser and/or any of its Subsidiaries or the Company and/or any of its Subsidiaries, as the case may be, and all related documents, including letters or memorandums of understanding, letters of intent or other written communications with bargaining agents for any Purchaser Employees or Company Employee, as the case may be, which impose any obligations upon the Purchaser and/or any of its Subsidiaries or the Company and/or any of its Subsidiaries, as the case may be.
“Company” means TransGlobe Energy Corporation.
“Company Board” means the board of directors of the Company as constituted from time to time.
“Company Board Nominees” has the meaning specified in Section 2.11.
“Company Board Recommendation” has the meaning specified in Section 2.5(2).

“Company Budget” means the Company Board approved Company capital budget for 2014, as appended to the Company Disclosure Letter.
“Company Change of Control Payments” means obligations of the Company pursuant to all employment or consulting services agreements, director compensation programs, termination, severance, change of control, bonus and retention plans or policies for severance, termination, change of control, vacation pay, bonus or retention payments, and any payments related to any incentive plan, arising out of or in connection with the Arrangement, which obligations and payments (including any withholding Taxes in relation thereto) shall not exceed the amount set out in Section 1.1(a) of the Company Disclosure Letter.
“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Company Data Room” means the material contained in the virtual data room of the Company at 11:00 a.m. on March 15, 2014, the index of documents of which is appended to the Company Disclosure Letter.
“Company Debenture Indenture” means the amended and restated convertible debenture indenture dated February 22, 2012, between the Company and the Company Debenture Trustee, establishing and setting forth, among other things, the terms of the Company Debentures.
“Company Debentures” means the $97.75 million aggregate principal amount of 6.00% convertible unsecured subordinated debentures with a maturity date of March 31, 2017.
“Company Debentureholders” means the holders of Company Debentures shown from time to time on the registers or accounts maintained by or on behalf of the Company Debenture Trustee or any Person in possession of Company Debentures in bearer form.
“Company Debenture Trustee” means Olympia Trust Company, as the trustee under the Company Debenture Indenture.
“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Purchaser with this Agreement.
“Company Employee Bonus Amounts” has the meaning specified in Section 2.10(3).
“Company Employees” means the employees of the Company and its Subsidiaries.
“Company Exchange Ratio” means 1.23 Purchaser Shares for each Company Share.
“Company Exchanges” means the TSX and/or the NASDAQ, as applicable.
“Company Executives” means Ross Clarkson, Lloyd Herrick, Randy Neely, Albert Gress, Robert Pankiw and Brett Norris.

“Company Executives Employment Agreements” means the employment agreements entered into among the Purchaser, and each of the Company Executives.
“Company Fairness Opinion” means an opinion of Scotia to the effect that, as of the date of such opinion, the Consideration to be received by the Company Shareholders is fair, from a financial point of view, to such holders.
“Company Filings” means all documents publicly filed under the profile of the Company on the System for Electronic Document Analysis Retrieval (SEDAR) or the Electronic Data Gathering Analysis and Retrieval System (EDGAR) since January 1, 2011 and all other documents required to be filed by it since January 1, 2011 with any Securities Authority or with the Company Exchanges.
“Company Material Contract” means any Contract: (%4) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (%3) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money in excess of $2,000,000 in the aggregate; (%3) restricting the incurrence of indebtedness by the Company or any of its Subsidiaries (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of the Company or any of its Subsidiaries, or restricting the payment of dividends by the Company; (%3) under which the Company or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $2,000,000 over the remaining term; (%3) providing for the establishment, investment in, organization or formation of any joint venture, limited liability company or partnership in which the interest of the Company and/or its Subsidiaries has a fair market value which exceeds $2,000,000; (%3) that creates an exclusive dealing arrangement or right of first offer or refusal; (%3) with a Governmental Entity; (%3) providing for employment, severance or change in control payments; (%3) providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $2,000,000; (%3) that limits or restricts (%8) the ability of the Company or any Subsidiary to engage in any line of business or carry on business in any geographic area, or (%8) the scope of Persons to whom the Company or any of its Subsidiaries may sell products or deliver services; (%3) that is made out of the Ordinary Course; or (%3) that is otherwise material to the Company and its Subsidiaries, taken as a whole.
“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.
“Company Optionholders” means the holders of Company Options.
“Company Options” means the outstanding options to purchase Company Shares issued pursuant to the Company Stock Option Plan, as listed in Section 2.9 of the Company Disclosure Letter.
“Company Shareholders” means the registered or beneficial holders of the Company Shares, as the context requires.

“Company Shareholder Rights Plan” means the Company’s amended and restated shareholder protection rights plan dated March 15, 2011.
“Company Shares” means the common shares in the capital of the Company.
“Company Special Committee” means the committee of independent directors established by the Company Board to consider whether the Arrangement would be in the best interests of the Company and the Company Shareholders and to supervise the Arrangement.
“Company Stock Option Plan” means the Company’s amended and restated stock option plan effective as of May 9, 2007.
“Company Transaction Costs” means, collectively, all costs of the Company (where incurred, accrued or billed) in connection with the Arrangement including the Company Change of Control Payments, the Company Employee Bonus Amounts and including, without limitation, fees and expenses of financial advisors, legal advisors, auditors, engineers or other professionals or consultants, and printing, mailing and other costs and expenses related to the Company Meeting, but excluding any costs related to any litigation or proceedings before the Court or any authorized authority other than in respect of the initial applications for, and receipt of, the Interim Order and Final Order.
“Company Voting Agreements” means the voting and support agreements entered into among the Purchaser, and each of the directors of the Company and each of the Company Executives pursuant to which, among other things, such parties have agreed, subject to the terms and conditions of this Agreement, to vote all Company Shares held by them in favour of the Arrangement.
“Conditional Option Exercise” has the meaning specified in Section 2.9.
“Confidentiality Agreement” means the confidentiality agreement dated January 14, 2014, between the Company and the Purchaser.
“Consideration” has the meaning specified in Section 2.1.
“Constating Documents” means articles of incorporation, amalgamation, or continuation, as applicable, by-laws and all amendments to such articles or by-laws.
“Contract” means any legally binding agreement, commitment, engagement, contract, franchise, licence, obligation or undertaking (written or oral) to which the Purchaser or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, is a party or by which either Party or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.
“Corruption Acts” has the meaning specified in Section (19) of Schedule D.
“Court” means the Court of Queen’s Bench of Alberta in Calgary, Alberta, or other court as applicable.
“DeGolyer” means DeGolyer and MacNaughton Canada Limited, independent petroleum consultants.

“DeGolyer Report” means the report of DeGolyer dated January 15, 2014 evaluating Egypt and Yemen crude oil reserves and resources of the Company as at December 31, 2013.
“Depositary” means such Person as the Purchaser may appoint to act as depositary for the Arrangement, with the approval of the Company, acting reasonably.
“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.
“Effective Time” means 12:01 a.m. on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.
“Egypt” means the Arab Republic of Egypt.
“Employee Plans” has the meaning specified in Section (30) of Schedule D.
“English Securities Laws” means the Financial Services and Markets Act 2000, the Financial Services Act 2012, the Prospectus Rules, the Listing Rules, the Standards and all rules, regulations, orders and statutory instruments promulgated thereunder.
“Environmental Laws” means all Laws and agreements with Governmental Entities and all other statutory requirements relating to public health or the protection of the environment and all Authorizations issued pursuant to such Laws, agreements or other statutory requirements.
“Executive Officers” has the meaning specified in Section 1.2(6).
“Facility Agent” means Sumitomo Mitsui Banking Corporation, Brussels Branch in its capacity as facility agent under the Borrowing Base Facility.
“FCA” means the Financial Conduct Authority.
“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.
“GAAP” means generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.
“Governmental Entity” means: (%4) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign; (%3) any subdivision or authority of any of the above; (%3) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (%3) any government-controlled corporation or similar entity; or (%3) any stock exchange.
“Hazardous Substances” means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, hazardous recyclable, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted, or identified in any Environmental Laws.
“Indemnified Person” has the meaning specified in Section 8.6.
“In-the-Money Amount” has the meaning specified in Section 2.9.
“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.
“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.
“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.
“Listing Rules” means the listing rules of the UKLA made pursuant to Part IV of the Financial Services and Markets Act 2000, as amended.
“LSE” means the London Stock Exchange plc.
“Majority Lenders Consent” means the consent of lenders, whose commitments amount to 66⅔ or more of the aggregate commitments under the Borrowing Base Facility, to the Arrangement such that they will not require the Facility Agent to cancel the Borrowing Base Facility and declare all loans outstanding in the event of the Arrangement.
“Matching Period” has the meaning specified in Section 5.4(1)(d).
“Material Adverse Effect” means any change, event, occurrence, effect or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects or circumstances:

(a)
is or could reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, financial condition, liabilities (contingent or otherwise), of the Purchaser and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, except any such change, event, occurrence, effect, or circumstance resulting from or arising in connection with:

(i)	any change affecting the oil and gas industry as a whole;

(ii)	any changes in currency exchange, interest or inflation rates or commodity, securities or general economic, financial, or credit market conditions in Canada or elsewhere;

(iii)	any changes in the market price of crude oil, natural gas or related hydrocarbons;

(iv)	any change in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism);

(v)	any change in Law;

(vi)	any change in GAAP;

(vii)	any natural disaster;

(viii)	any action taken by the Purchaser or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, which is required to be taken pursuant to this Agreement;

(ix)	the announcement or performance of this Agreement or consummation of the Arrangement;

(x)
any change in the market price or trading volume of any securities of the Purchaser or the Company, as the case may be, (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Effect has occurred); or

(xi)
in respect of the Company, any matter that has been expressly disclosed by the Company in Section 1.1(a) of the Company Disclosure Letter, and in respect of the Purchaser, any matter that has been expressly disclosed by the Purchaser in Section 1.1(a) of the Purchaser Disclosure Letter;

provided, however, that with respect to clauses (i) through to and including (v); (%6) such matter is not localized in its effect to Chad, as it relates to the Purchaser, or, Egypt or Yemen, as it relates to the Company, or (%3) such matter does not have a materially disproportionate effect on the Purchaser and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, relative to other comparable companies and entities operating in the industries in which the Purchaser and/or its Subsidiaries or the Company and/or its Subsidiaries, as the case may be, operate; or

(b)
prevents or materially impairs or materially delays or could reasonably be expected to prevent or materially impair or delay the ability of the Purchaser or the Company, as the case may be, to consummate the transactions contemplated by this Agreement by the Outside Date, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Material Adverse Effect” has occurred.
“McDaniel” means McDaniel & Associates, independent petroleum consultants.
“McDaniel Report” means the report of McDaniel dated February 14, 2014 evaluating Chad crude oil reserves and resources of the Purchaser as at December 31, 2013.
“Meetings” means the Purchaser Meeting and the Company Meeting.
“MI 61-101” means Multilateral Instrument 61-101 Protection of Minority Shareholders in Special Transactions.
“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.
“Money Laundering Laws” has the meaning specified in Section (19) of Schedule D.
“NASDAQ” means the NASDAQ Stock Market operated by NASDAQ OMX Group.
“New Purchaser Shares” means the aggregate Purchaser Shares issued to the Company Shareholders pursuant to the Arrangement.
“officer” has the meaning specified in the Securities Act (Alberta).
“Official List” means the official list of the UKLA.
“Option Election Agreements” means the agreements entered into by each of the Company Optionholders with the Company in a form satisfactory to the Purchaser, acting reasonably, which form shall include an indemnity in favour of the Company for any withholding taxes applicable in respect of all transactions contemplated by or in connection with the Plan of Arrangement, pursuant to which each such Company Optionholder may elect to participate in: (a) the Conditional Option Exercise; (b) the Surrender Offer; or (c) any combination of the above elections, whereafter all of the Company Options held by such Company Optionholder shall be terminated.
“Ordinary Course” means, with respect to an action taken by the Purchaser or the Company, as the case may be, that such action is consistent with the past practices of the Purchaser or the Company, as the case may be, and is taken in the ordinary course of the normal day-to-day operations of the business of the Purchaser or the Company, as the case may be.
“Outside Date” means September 30, 2014 or such later date as may be agreed to in writing by the Parties.
“Parties” means the Company and the Purchaser and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.
“Personal Information” has the meaning specified in Section 4.7.
“Petroleum and Natural Gas Interests” means all of the right, title, estate and interest, whether absolute or continent, legal or beneficial, present or future, vested or not, and whether or not an “interest in land” in or to any of the following, by whatever name the same are known:

(a)	rights to explore for, drill for, extract, win, produce, take, save or market Petroleum Substances;

(b)	rights to a share of the production of Petroleum Substances;

(c)	rights to a share of the proceeds of, or to receive payment calculated by reference to, the quantity or value of the production of Petroleum Substances;

(d)	rights to acquire any of the rights described in paragraphs (a) to (c) of this definition; and

(e)	interests in any rights described in paragraphs (a) to (c) of this definition;
including all interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests, economic interests and other interests, fractional or undivided interests in any of the foregoing, and all fee simple, leasehold or other interests in any lands.
“Petroleum Substances” means petroleum, natural gas and all related hydrocarbons including all liquid hydrocarbons and all other mineral substances, whether liquid, solid or gaseous and whether hydrocarbons or not (including sulphur and hydrogen sulphide), produced in association with such petroleum, natural gas or related hydrocarbons or found in any water.
“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A, subject to any amendments or variations to such plan made in accordance with Section 8.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Prospectus” means the prospectus to be issued by the Purchaser in connection with the New Purchaser Shares and the application for Admission pursuant to the Prospectus Rules and the Listing Rules.
“Prospectus Rules” means the prospectus rules made by the UKLA under Part VI of the Financial Services and Markets Act 2000.
“Purchaser” means Caracal Energy Inc.

“Purchaser Awards” means restricted share units, performance share units and/or deferred share units entitling a holder to certain Purchaser Shares in certain circumstances granted pursuant to the Purchaser Long Term Incentive Plan.
“Purchaser Board” means the board of directors of the Purchaser as constituted from time to time.
“Purchaser Board Recommendation” has the meaning specified in Section 2.6(2).
“Purchaser Budget” means the Purchaser Board approved Purchaser capital budget for 2014 provided by the Purchaser to the Company prior to the date of this Agreement, as appended to the Purchaser Disclosure Letter.
“Purchaser Circular” means the notice of the Purchaser Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Purchaser Shareholders in connection with the Purchaser Meeting to satisfy the Listing Rules’ requirements for a class 1 transaction, as amended, supplemented and otherwise modified from time to time in accordance with the terms of this Agreement.
“Purchaser Data Room” means the material contained in the virtual data room of the Purchaser at 11:00 a.m. on March 15, 2014, the index of documents of which is appended to the Purchaser Disclosure Letter
“Purchaser Debentures” means the U.S.$173.6 million pre-IPO convertible bonds of the Purchaser maturing on September 30, 2017.
“Purchaser Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Purchaser to the Company with this Agreement.
“Purchaser Employees” means the employees of the Purchaser and its Subsidiaries.
“Purchaser Fairness Opinions” means the opinions of RBC and Canaccord to the effect that, as of the date of such opinions, the Consideration to be paid by the Purchaser pursuant to the Arrangement is fair, from a financial point of view, to the Purchaser.
“Purchaser Filings” means all documents publicly filed under the profile of the Purchaser on the System for Electronic Document Analysis Retrieval (SEDAR) and all other documents required to be filed by it with any Securities Authority or the LSE.
“Purchaser Long Term Incentive Plan” means the Purchaser’s incentive compensation plan dated January 1, 2013.
“Purchaser Material Contract” means any Contract: (%4) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (%3) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money in excess of $4,000,000 in the aggregate; (%3) restricting the incurrence of indebtedness by the Purchaser or any of its Subsidiaries (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of the Purchaser or any of its Subsidiaries, or restricting the payment of dividends by the Purchaser;

(%3) under which the Purchaser or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $4,000,000 over the remaining term; (%3) providing for the establishment, investment in, organization or formation of any joint venture, limited liability company or partnership in which the interest of the Purchaser and/or its Subsidiaries has a fair market value which exceeds $4,000,000; (%3) that creates an exclusive dealing arrangement or right of first offer or refusal; (%3) with a Governmental Entity; (%3) providing for employment, severance or change in control payments; (%3) providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $4,000,000; (%3) that limits or restricts (%8) the ability of the Purchaser or any Subsidiary to engage in any line of business or carry on business in any geographic area, or (%8) the scope of Persons to whom the Purchaser or any of its Subsidiaries may sell products or deliver services; (%3) that is made out of the Ordinary Course; or (%3) that is otherwise material to the Purchaser and its Subsidiaries, taken as a whole.
“Purchaser Meeting” means such meeting or meetings of the Purchaser Shareholders, including any adjournment thereof, that is to be convened to consider, and if deemed advisable, approve the Purchaser Resolution for the purposes of Chapter 10 of the Listing Rules and for any other purpose as may be set out in the Purchaser Circular.
“Purchaser Options” means options to purchase Purchaser Shares granted pursuant to the Purchaser Stock Option Plan.
“Purchaser Resolution" means the ordinary resolution of the Purchaser Shareholders to authorize and approve the acquisition by the Purchaser of the Company Shares in exchange for the New Purchaser Shares pursuant to the Arrangement in accordance with Chapter 10 of the Listing Rules, substantially in the form of Schedule C.
“Purchaser Shareholders” means the holders of Purchaser Shares.
“Purchaser Shares” means the common shares in the capital of the Purchaser.
“Purchaser Special Committee” means the committee of independent directors established by the Purchaser Board to consider whether the Arrangement would be in the best interests of the Purchaser and to supervise the Arrangement.
“Purchaser Statement of Support” has the meaning specified in Section 2.4(1)(b).
“Purchaser Stock Option Plan” means the Purchaser’s option plan dated June 30, 2011.
“Purchaser Voting Agreements” means the voting and support agreements entered into among the Company, and each of the directors and the senior officers of the Purchaser pursuant to which, among other things, such parties have agreed, subject to the terms and conditions of this Agreement, to vote all Purchaser Shares held by them in favour of the Purchaser Resolution.
“RBC” means RBC Dominion Securities Inc.
“Registrar” means the Registrar of Corporations or the Deputy Registrar of Corporations for the Province of Alberta duly appointed pursuant to Section 263 of the ABCA.

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case in connection with the Arrangement, including the Requested Approvals.
“Representative” means any officer, director, employee, representative (including any financial or other adviser) or agent of the Purchaser or of any of its Subsidiaries or the Company or of any of its Subsidiaries, as the case may be.
“Requested Approvals” means the approvals listed in Schedule F.
“Requested Approvals and Consents” means the Requested Approvals and the Requested Consents and such other consents and approvals as may be agreed to by the Parties in writing.
“Requested Consents” means the consents listed in Schedule F.
“Required Approval” has the meaning specified in Section 2.2(b).
“Sanctioned Country” has the meaning specified in Section (20) of Schedule D.
“Sanctioned Person” has the meaning specified in Section (20) of Schedule D.
“Sanctions” has the meaning specified in Section (20) of Schedule D.
“Sanctions Authority” means the Department of Foreign Affairs and International Trade Canada, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United Nations Security Council, the European External Action Service of the European Union, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.
“Scotia” means Scotia Waterous Inc.
“SEC” means the United States Securities and Exchange Commission.
“Securities Authority” means the Canadian Securities Authority, the SEC, the FCA and the LSE.
“Securities Law” means the Canadian Securities Laws, the U.S. Securities Laws and the English Securities Laws, and all other applicable Canadian, U.S. and/or English securities laws, rules and regulation and published policies thereunder and the rules of the Company Exchanges or the LSE, applicable to the companies listed or to be listed or re-listed thereon.
“Standards” means the admission and disclosure standards made by the LSE and published in its publication entitled “Admission and Disclosure Standards” (as from time to time amended).
“Subsidiary” has the meaning specified in National Instrument 45-106 - Prospectus and Registration Exemptions as in effect on the date of this Agreement.
“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from a Person who is an arm’s length third party to acquire not less than all of the outstanding Purchaser Shares or all or substantially all of the assets of the Purchaser on a consolidated basis or not less than all of the outstanding Company Shares or all or substantially all of the assets of the Company on a consolidated basis, as the case may be, that: (1) complies with Securities Laws and did not result from or involve a breach of Article 5; (1) is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; (1) in respect of which it has been demonstrated to the satisfaction of the Purchaser Board, in the case of a Superior Proposal with respect to the Purchaser, or the Company Board, in the case of a Superior Proposal with respect to the Company, as the case may be, acting in good faith (after receipt of advice from its financial advisers and its outside legal counsel) that any required financing to complete such Acquisition Proposal will be reasonably likely to be obtained; (1) is not subject to any due diligence condition; and (1) that the Purchaser Board, in the case of a Superior Proposal with respect to the Purchaser, or the Company Board, in the case of a Superior Proposal with respect to the Company, as the case may be, determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisers and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Purchaser Shareholders or to the Company Shareholders, as the case may be, than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(2), if applicable).
“Superior Proposal Notice” has the meaning specified in Section 5.4(1)(c).
“Surrender Offer” has the meaning specified in Section 2.9.
“Take or Pay Obligations” means, as of a particular time, all obligations (including the future obligations of the Purchaser or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, under “take or pay” or similar provisions) in respect of contracts for the sale of Petroleum Substances allocable to the Petroleum and Natural Gas Interests of the Purchaser or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, at such time arising under, in respect of or related to such contracts whereby the Purchaser or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, is obligated to:

(a)
sell or deliver Petroleum Substances allocable to any of the Petroleum and Natural Gas Interests of the Purchaser or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, without in due course receiving or being entitled to retain full payment therefor at the full price which would otherwise be applicable thereunder; or

(b)
pay any Person an amount on account of payments previously made in respect of quantities of Petroleum Substances allocable to the Petroleum and Natural Gas Interests of the Purchaser or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, which were not previously delivered.

“Tax Act” means the Income Tax Act (Canada).
“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.
“Taxes” means (%4) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (%3) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b); (%3) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (%3) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.
“Terminating Party” has the meaning specified in Section 4.6(3).
“Termination Fee” has the meaning specified in Section 7.2.
“Termination Fee Event” has the meaning specified in Section 7.2.
“Termination Notice” has the meaning specified in Section 4.6(3).
“TSX” means the Toronto Stock Exchange.
“TSX Approval” has the meaning specified in Section 4.1(10).
“UKLA” means the Financial Conduct Authority acting in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000, as amended.
“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“U.S. Securities Act” means the United States Securities Act of 1933, as amended.
“U.S. Securities Laws” means the U.S. Exchange Act, the U.S. Securities Act or any federal or state securities legislation of the United States and all rules, regulations and order promulgated thereunder.
“Yemen” means The Republic of Yemen.

Section 1.2	Certain Rules of Interpretation.

In this Agreement, unless otherwise specified:

(1)
Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to $ are references to United States dollars unless otherwise specified.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)
Certain Phrases and References, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” Unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(5)	Capitalized Terms. All capitalized terms used in any Schedule, the Purchaser Disclosure Letter or the Company Disclosure Letter have the meanings ascribed to them in this Agreement.

(6)
Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of a Party, it is deemed to refer to the knowledge of the Executive Officers of the Purchaser or the Company, as the case may be, after reasonable inquiry, and such officers shall make such inquiry as is reasonable in the circumstances. For purposes of this Section 1.2(6) “Executive Officers” (%3) in the case of the Purchaser means Gary Guidry, Trevor Peters, Dean Tucker, Ryan Ellson, Tina Antony and Jim Evans and (%3) in the case of the Company means the Company Executives.

(7)
Disclosure in Writing. References to “disclosed in writing”, “except as previously disclosed in writing” and similar expressions in this Agreement shall in the case of disclosure by the Company, be construed for purposes of this Agreement as referring to matters disclosed in (%3) the Company Disclosure Letter; (%3) the Company Filings and prior to the date that is three (3) Business Days prior to the date of this Agreement; (%3) this Agreement or in the Schedules hereto; and (%3) the Company Data Room; and in the case of disclosure by the Purchaser, be construed for purposes of this Agreement as referring to matters disclosed in (a) the Purchaser Disclosure Letter; (b) the Purchaser Filings and prior to the date that is three (3) Business Days prior to the date of this Agreement; (c) this Agreement or in the Schedules hereto; and (d) the Purchaser Data Room.

(8)
Accounting Terms. All accounting terms are to be interpreted in accordance with GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with GAAP.

(9)
Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(10)
Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(11)	Time References. References to time are to local time, Calgary, Alberta.

(12)
Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Purchaser or to a Subsidiary of the Company, as the case may be, each such provision shall be construed as a covenant by the Purchaser or the Company, as the case may be, to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(13)
Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

Section 1.3	Schedules.

(1)	The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

(2)
The Purchaser Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (%3) it is required to be disclosed pursuant to Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (%3) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

(3)
The Company Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (%3) it is required to be disclosed pursuant to Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (%3) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

Article 2
THE ARRANGEMENT

Section 2.1	Arrangement.
The Company and the Purchaser agree that the Arrangement, pursuant to which, among other things, the Company Shareholders will receive Purchaser Shares equal to the Company Exchange Ratio for each Company Share held (the “Consideration”), will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2	Interim Order.

As soon as reasonably practicable after the date of this Agreement, the Company shall apply in a manner reasonably acceptable to the Purchaser pursuant to Section 193 of the ABCA (and the Company will use its reasonable commercial efforts to do so on or before May 26, 2014) and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)
that the required level of approval (the “Required Approval”) for the Arrangement Resolution shall be 66⅔% of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting and, if required by MI 61-101, minority approval after excluding the votes cast in respect of the Company Shares held by certain directors and officers of the Company in accordance with MI 61-101;

(c)
that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d)	for the grant of the Dissent Rights to those Company Shareholders who are registered Company Shareholders;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(g)
that the record date for the Company Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) of the Company Meeting, unless required by Law; and

(h)	for such other matters as the Purchaser may reasonably require, subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

Section 2.3	The Company Meeting.

(1)	The Company shall:

(a)
convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law as soon as reasonably practicable (and the Company will use its reasonable commercial efforts to do so on or before June 30, 2014), and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser, except:

(i)	in the case of an adjournment, as required for quorum purposes; or

(ii)	as required or permitted under Section 2.3(1)(j), Section 4.6(3) or Section 5.4(5).

(b)
subject to the terms of this Agreement, solicit proxies, in accordance with Law, in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Arrangement Resolution;

(c)
provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any dealer or proxy solicitation services firm, as requested from time to time by the Purchaser;

(d)
consult with the Purchaser in fixing the date of the Company Meeting, give notice to the Purchaser of the Company Meeting and allow the Purchaser’s Representatives and legal counsel to attend the Company Meeting;

(e)
promptly advise the Purchaser, at such times as the Purchaser may reasonably request and, if requested by the Purchaser, at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(f)
promptly advise the Purchaser of any communication (written or oral) from any Company Shareholder in opposition to the Arrangement, written notice of dissent, purported exercise or withdrawal of Dissent Rights, and written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights;

(g)	not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of the Purchaser;

(h)	not change the record date for the Company Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law;

(i)
at the request of the Purchaser from time to time, provide the Purchaser with a list (in both written and electronic form) of (%3) the Company Shareholders, together with their addresses and respective holdings of Company Shares, (%3) the names, addresses and holdings of all Persons having rights issued by the Company to acquire Company Shares (including holders of Company Options and the Company Debentures), and (%3) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and the Depository Trust Company, and non-objecting beneficial owners of Company Shares, together with their addresses and respective holdings of Company Shares. The Company shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Company Shareholders, and lists of securities positions and other assistance as the Purchaser may reasonably request in order to be able to communicate with respect to the Arrangement with the Company Shareholders and with such other Persons as are entitled to vote on the Arrangement Resolution; and

(j)
at the request of the Purchaser, to the extent permitted by applicable Law, adjourn or postpone the Company Meeting to a date specified by the Purchaser that is not later than 15 Business Days after the date on which the Company Meeting was originally scheduled and in any event to a date that is not later than five (5) Business Days prior to the Outside Date.

Section 2.4	The Purchaser Meeting.

(1)	The Purchaser shall:

(i)
convene and conduct the Purchaser Meeting in accordance with the Purchaser’s Constating Documents, Law and the Listing Rules as soon as reasonably practicable (and the Purchaser will use its reasonable commercial efforts to do so on or before June 30, 2014), and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Purchaser Meeting without the prior written consent of the Company, except:

(i)	in the case of an adjournment, as required for quorum purposes; or

(ii)	as required or permitted under Section 4.6(3) or Section 5.4(5).

(j)
subject to the terms of this Agreement, use its reasonable commercial efforts to obtain proxies from, or the support of the Purchaser Shareholders for the Purchaser Resolution and through its financial advisors, to explain to institutional shareholders of the Purchaser the importance of shareholder support to the Purchaser and the benefits of the acquisition of the Company Shares, as contemplated by the Arrangement and to seek letters of intention to support the acquisition of the Company Shares, as contemplated by the Arrangement (each, a “Purchaser Statement of Support”);

(k)	provide the Company with copies or access to information regarding the Purchaser Meeting generated by any dealer or proxy solicitation services firm, as requested from time to time by the Company;

(l)
consult with the Company in fixing the date of the Purchaser Meeting, give notice to the Company of the Purchaser Meeting and allow the Company's Representatives and legal counsel to attend the Purchaser Meeting;

(m)
promptly advise the Company, at such times as the Company may reasonably request and, if requested by the Company, at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Purchaser Meeting, as to the aggregate tally of the proxies received by Purchaser in respect of the Purchaser Resolution;

(n)
promptly advise the Company of any communication (written or oral) from any Purchaser Shareholder in opposition to the Arrangement, written notice of dissent and written communications sent by or on behalf of the Purchaser to any Purchaser Shareholder in relation thereto; and

(o)	not change the record date for the Purchaser Shareholders entitled to vote at the Purchaser Meeting in connection with any adjournment or postponement of the Purchaser Meeting unless required by Law.

Section 2.5	The Company Circular.

(1)
The Company shall as soon as reasonably practicable following the date of this Agreement (but taking into account the need for the Purchaser to provide the information set out in Section 2.5(4)) prepare and complete, in consultation with the Purchaser, the Company Circular together with any other documents required by Law in connection with the Company Meeting and the Arrangement, and the Company shall, promptly after obtaining the Interim Order (and the Company will use its reasonable commercial efforts to do so on or before June 2, 2014), cause the Company Circular and such other documents to be filed and sent to each Company Shareholder and other Person as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held by the date specified in Section 2.3(1)(a).

(2)
The Company shall ensure that the Company Circular complies in all material respects with Law, including applicable Securities Laws, does not contain any Misrepresentation and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (%3) a copy of the Company Fairness Opinion; (%3) a statement that the Company Board has received the Company Fairness Opinion, and has unanimously, after receiving legal and financial advice, determined that the Arrangement Resolution is in the best interests of the Company and the Company Shareholders and unanimously recommends that the Company Shareholders vote in favour of the Arrangement Resolution (the “Company Board Recommendation”); and (%3) a statement that each director and senior officer of the Company (and each other officer that has signed a Company Voting Agreement) intends, in accordance with the Company Voting Agreements, to vote all of such individual’s Company Shares in favour of the Arrangement Resolution and against any resolution submitted by any Company Shareholder that is inconsistent with the Arrangement.

(3)
The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its legal counsel, and agrees that all information relating solely to the Purchaser included in the Company Circular must be in a form and content satisfactory to the Purchaser, acting reasonably.

(4)
The Purchaser shall provide all necessary information concerning the Purchaser that is required by Law to be included by the Company in the Company Circular, any public announcement or regulatory filing or other related documents to the Company in writing, and shall use its reasonable commercial efforts to ensure that such information does not contain any Misrepresentation.

(5)
The Purchaser shall assist the Company in securing all consents of third parties that are required to permit the inclusion of any report prepared by such third parties or any reference to their names in, or in relation to, any information supplied by the Purchaser to the Company in accordance with Section 2.5(4) and contained in the Company Circular and shall provide copies of such consents to the Company as soon as reasonably practicable.

(6)
The Purchaser hereby indemnifies and saves harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Company, any Subsidiary or any of their respective Representatives may be subject or may suffer as a result of, or arising from, any Misrepresentation or alleged Misrepresentation contained in any information included in the Company Circular that was provided by the Purchaser in writing for inclusion in the Company Circular pursuant to Section 2.5(4), including as a result of any order made, or any inquiry, investigation or proceeding instituted by any Securities Authority or other Governmental Entity based on such a Misrepresentation or alleged Misrepresentation.

(7)
The Company hereby indemnifies and saves harmless the Purchaser, its Subsidiaries and their respective Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Purchaser, any Subsidiary or any of their respective Representatives may be subject or may suffer as a result of, or arising from:

(a)	any Misrepresentation or alleged Misrepresentation contained in the Company Circular; and

(b)
any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in the Company Circular, provided, however, that the above noted indemnification obligation of the Company shall not apply to any liabilities, claims, demands, losses, costs, damages and expenses arising as a result of any Misrepresentation or any alleged Misrepresentation in the Company Circular based solely on information supplied in writing by the Purchaser to the Company for inclusion in the Company Circular in accordance with Section 2.5(4) and contained in the Company Circular.

(8)
Each Party shall promptly notify the other Party if it becomes aware that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.6	The Purchaser Circular and Prospectus.

(1)
The Purchaser shall as soon as reasonably practicable following the date of this Agreement (but taking into account the need for the Company to provide the information set out in Section 2.6(5)) prepare and complete the Purchaser Circular and the Prospectus together with any other documents required by Law in connection with the Purchaser Meeting, the Purchaser Resolution, Admission or the issue of the New Purchaser Shares and the Purchaser shall, promptly after obtaining the Interim Order, cause the Purchaser Circular and such other documents to be filed and sent to each Purchaser Shareholder and other Person as required by Law, in each case so as to permit the Purchaser Meeting to be held by the date specified in Section 2.4(1).

(2)
The Purchaser shall ensure that the Purchaser Circular complies in all material respects with Law, including applicable Securities Laws, does not contain any Misrepresentation and provide the Purchaser Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Purchaser Meeting. Without limiting the generality of the foregoing, the Purchaser Circular must include: (%3) a copy of the Purchaser Fairness Opinions; (%3) a statement that the Purchaser Board has received the Purchaser Fairness Opinions, and has unanimously, after receiving legal and financial advice, determined that the

Purchaser Resolution is in the best interests of the Purchaser and unanimously recommends that the Purchaser Shareholders vote in favour of the Purchaser Resolution (the “Purchaser Board Recommendation”); (%3) a statement that each director and senior officer of the Purchaser intends to vote all of such individual’s Purchaser Shares in favour of the Purchaser Resolution and against any resolution submitted by any Purchaser Shareholder that is inconsistent with the Purchaser Resolution; and (%3) any received Purchaser Statement of Support.

(3)
The Purchaser shall ensure that the Prospectus complies in all material respects with Law, including applicable Securities Laws, does not contain any Misrepresentation and is published in accordance with the Listing Rules prior to the Final Order being obtained.

(4)
The Purchaser shall give the Company and its legal counsel a reasonable opportunity to review and comment on drafts of the Purchaser Circular, the Prospectus and other related documents, and shall give reasonable consideration to any comments made by the Company and its legal counsel, and agrees that all information relating solely to the Company included in the Purchaser Circular or the Prospectus must be in a form and content satisfactory to the Company, acting reasonably.

(5)
The Company shall provide all necessary information concerning the Company that is required by Law (in particular the Listing Rules and the Prospectus Rules) to be included by the Purchaser in the Purchaser Circular, the Prospectus, any public announcement or regulatory filing, any notifications or applications required to satisfy the condition precedent in Section 6.1(4) which shall include but is not limited to:

(a)
using commercial reasonable efforts to provide to the Purchaser details of the ultimate beneficiaries of the Company Shares, the country in which each such beneficiary is based and the number of shares held by each, and

(b)
providing to the Purchaser’s accountants working capital projections, financial position and prospects procedures, accounts prepared under International Financial Reporting Standards in accordance with the Purchaser’s accounting policies for each of the three financial years ending December 31, 2013 and such other information as the Purchaser’s accountants may reasonably require to enable them to prepare an audited report on the Company’s accounts for the three years ending December 31, 2013 in a form required by the Prospectus Rules, or other related documents to the Purchaser in writing, and shall use its reasonable commercial efforts to ensure that such information does not contain any Misrepresentation.

(6)
The Company shall assist the Purchaser in securing all consents of third parties that are required to permit the inclusion of any report prepared by such third parties or any reference to their names in, or in relation to, any information supplied by the Company to the Purchaser in accordance with Section 2.6(5) and contained in the Purchaser Circular and shall provide copies of such consents to the Purchaser as soon as reasonably practicable.

(7)
The Company hereby indemnifies and saves harmless the Purchaser, its Subsidiaries and their respective Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Purchaser, any Subsidiary or any of their respective Representatives may be subject or may suffer as a result of, or arising from, any Misrepresentation or alleged Misrepresentation contained in any information included in the Purchaser Circular or Prospectus that was provided by the Company in writing for inclusion in the Purchaser Circular or Prospectus, as applicable, pursuant to Section 2.6(5), including as a result of any order made, or any inquiry, investigation or proceeding instituted by any Securities Authority or other Governmental Entity based on such a Misrepresentation or alleged Misrepresentation.

(8)
The Purchaser hereby indemnifies and saves harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Company, any Subsidiary or any of their respective Representatives may be subject or may suffer as a result of, or arising from:

(a)	any Misrepresentation or alleged Misrepresentation contained in the Purchaser Circular or Prospectus; and

(b)
any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in the Purchaser Circular or Prospectus,

provided, however, that the above noted indemnification obligation of the Purchaser shall not apply to any liabilities, claims, demands, losses, costs, damages and expenses arising as a result of any Misrepresentation or any alleged Misrepresentation in the Purchaser Circular or Prospectus based solely on information supplied in writing by the Company to the Purchaser for inclusion in the Purchaser Circular or Prospectus, as applicable, in accordance with Section 2.6(5) and contained in the Purchaser Circular or Prospectus.

(9)
Each Party shall promptly notify the other Party if it becomes aware that the Purchaser Circular or Prospectus contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Purchaser shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Purchaser Shareholders and, if required by Law or the Listing Rules or Prospectus Rules, file the same with the Securities Authorities, the UKLA or any other Governmental Entity as required.

Section 2.7	Final Order.
The Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 193 of the ABCA, as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order and the conditions in Article 6 have been satisfied or waived by each of the Parties, as applicable.

Section 2.8	Court Proceedings.
In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(a)	diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order;

(b)
provide legal counsel to the Purchaser with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments;

(c)
provide copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d)	ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement;

(e)
not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided the Purchaser is not required to agree or consent to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement;

(f)
oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, the Purchaser; and

(g)
not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such legal counsel considers appropriate, provided the Purchaser advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

Section 2.9	Treatment of Company Options and Other Securities.

(1)	The Company and the Purchaser acknowledge and agree that with respect to the Company Options:

(a)
the Company Board will exercise its authority under the Company Stock Option Plan and the respective option agreements entered into with the Company Optionholders to: (i) permit the accelerated vesting of all Company Options effective prior to the Effective Time solely to allow Company Optionholders to participate in the Surrender Offer and the Conditional Option Exercise pursuant to the Option Election Agreements; and (ii) cause all Company Options which have not been conditionally exercised or surrendered to terminate as of the Effective Time, in each case, conditional on closing of the Arrangement;

(b)
the Company will accept each offer made by a Company Optionholder pursuant to the Company Stock Option Plan to surrender his or her Company Options to the Company in consideration for the issuance by the Company to such Company Optionholder of that number of Company Shares equivalent in value to the amount per surrendered Company Option equal to the excess of the value of the Company Share (calculated based on the volume weighted average trading price of the Company Shares on the TSX for the 5 trading days ending two trading days prior to the Effective Date) over the exercise price of the Company Option (the “In-the-Money Amount”) (subject to the remittance by such Company Optionholder to the Company of cash in an amount equal to the amount of Taxes, if any, required to be remitted by the Company in connection with such surrender), conditional on closing of the Arrangement (a “Surrender Offer”); and

(c)	With respect to each of their Company Options, Company Optionholders will have the choice of:

(i)	exercising their Company Options at the applicable exercise prices in accordance with the Company Stock Option Plan (the “Conditional Option Exercise”); or

(ii)
(A) in respect of their Company Options that are in-the-money as at the close of trading on the trading day two days prior to the Effective Date, surrendering such Company Options to the Company pursuant to a Surrender Offer; and (B) in respect of their Company Options that are out-of-the-money as at the close of trading on the trading day two days prior to the Effective Date surrendering their Company Options to the Company in accordance with Section 2.9 of the Purchaser Disclosure Letter.

(d)
The Company agrees to elect, and the Purchaser agrees to cause the Company to elect, in prescribed form in accordance with subsection 110(1.1) of the Tax Act, that neither the Company nor any person not dealing at arm’s length with the Company will deduct in computing its income any amount (other than a designated amount described in subsection 110(1.2) of the Tax Act) in respect of any Company Shares issued by the Company to a Company Optionholder pursuant to a Surrender Offer. The Company agrees to file such election in a timely manner with the Minister of National Revenue (Canada) and the Company agrees to provide evidence in writing of such election to each Company Optionholder making a Surrender Offer. In furtherance of the foregoing, each of the Company and the Purchaser agree not to rescind, amend or otherwise modify or seek or nullify any such election.

Section 2.10	Employment Matters.

(1)
From and after the Effective Time, unless otherwise agreed in writing between the Parties, the Purchaser covenants and agrees that the Company Employees, unless their employment is terminated, shall be provided with compensation not less than, and benefits that are, in the aggregate, no less favourable than, those provided to such Company Employees immediately prior to the Effective Time.

(2)
From and after the Effective Time, the Purchaser covenants and agrees to honour and comply in all material respects with the terms of all existing change of control agreements and employment and severance obligations of the Company and its Subsidiaries and all obligations of the Company and its Subsidiaries under the Employee Plans.

(3)
The Purchaser agrees and acknowledges that the Company shall institute special bonus programs in connection with the Arrangement, the particulars of which have been set forth in Section 2.10(3) of the Company Disclosure Letter and, subject to completion of the Arrangement, the Purchaser covenants and agrees to cause the Company to allocate and pay out to the Company

Employees bonus amounts (the “Company Employee Bonus Amounts”) pursuant to the terms of such bonus programs.

(4)
Notwithstanding anything in this Section 2.10 to the contrary, the terms of this Section 2.10 shall not apply to any Company Employee who is covered by a Collective Agreement and instead, the terms and conditions of employment of each such Company Employee following the Effective Time shall be governed by the terms of the applicable Collective Agreement.

Section 2.11	Board Nominee Rights.
The Purchaser shall, as soon as reasonably practicable following the date of this Agreement, take such reasonable commercial steps as may be required by the Listing Rules, the LSE and the TSX, to permit the appointment of Ross Clarkson and Lloyd Herrick (the “Company Board Nominees”) to the Purchaser Board with such assistance from the Company Board Nominees as may be required and immediately following the Effective Time subject to compliance by such Company Board Nominees with the CBCA, the Listing Rules and all requirements of the LSE and the TSX, the Purchaser Board shall authorize and approve the appointment of such Company Board Nominees, such appointments to be effective immediately following the Effective Time.

Section 2.12	Articles of Arrangement and Effective Date.

(1)
The Company shall amend the Plan of Arrangement from time to time at the reasonable request of the Purchaser, provided that no such amendment is inconsistent with the Interim Order or the Final Order or is prejudicial to the Company Shareholders or other Persons to be bound by the Plan of Arrangement.

(2)
The Company shall file the Articles of Arrangement with the Registrar within two (2) Business Days of the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), unless another time or date is agreed to in writing by the Parties.

(3)	The closing of the Arrangement will take place at the offices of the Company, or at such other location as may be agreed upon by the Parties.

Section 2.13	Tax Considerations.
The Purchaser, the Company and the Depositary shall be entitled to deduct or withhold from any dividend or consideration payable to any Company Shareholder or Company Optionholder, such amounts as the Purchaser, the Company or the Depositary is required to deduct or withhold with respect to such payment under the Tax Act or any provision of federal, provincial, territorial, state, local or foreign tax Law, in each case, as amended. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated, for all purposes hereof, as having been paid to the Company Shareholders or Company Optionholders in respect of whom such deduction or withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity.

Section 2.14	U.S. Securities Laws.

The Parties intend that the issuance of Purchaser Shares to the Company Shareholders under the Arrangement will qualify for the exemption from the registration requirement of the U.S. Securities Act provided by section 3(a)(10) thereof. Therefore, each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.14. Without limiting the generality of the foregoing, such actions will include advising the Court prior to the hearing of the Final Order that the Purchaser will rely on section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Plan of Arrangement.
Article 3
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of the Company.

(4)
Except as set forth in the correspondingly numbered paragraph of the Company Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in any Section of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, disclosure for the purposes of) the representations and warranties of the Company that are contained in the corresponding Section of Schedule D of this Agreement), the Company represents and warrants to the Purchaser as set forth in Schedule D and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement:

(5)
The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.2	Representations and Warranties of the Purchaser.

(2)
Except as set forth in the correspondingly numbered paragraph of the Purchaser Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in any Section of the Purchaser Disclosure Letter shall only be deemed to be an exception to (or, as applicable, disclosure for the purposes of) the representations and warranties of the Purchaser that are contained in the corresponding Section of Schedule E of this Agreement), the Purchaser represents and warrants to the Company as set forth in Schedule E and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement:

(3)
The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 4
COVENANTS

Section 4.1	Covenants of the Purchaser.

(4)	Until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, the Purchaser shall conduct business in the Ordinary Course.

(5)
Without limiting the generality of Section 4.1(1), and without derogating from the obligations of the Purchaser in Section 6.3, but subject to Law the Purchaser shall use its reasonable best efforts to preserve intact the current business organization of the Purchaser, keep available the services of the present employees and agents of the Purchaser and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors and all other Persons having business relationships with the Purchaser and, except with the prior written consent of the Company or as required by this Agreement, the Purchaser shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its Constating Documents, or, in the case of any Subsidiary that is not a corporation, its similar organizational documents;

(b)
split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) or amend any term of any outstanding debt security;

(c)
redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock, except as required by the terms of its shares or the Purchaser Long Term Incentive Plan and in accordance with such terms;

(d)
issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of Purchaser Shares, except for the issuance of Purchaser Shares issuable upon the exercise of the currently outstanding Purchaser Options, the issuance of Purchaser Shares issuable upon the exercise of the currently outstanding Purchaser Awards or the issuance of Purchaser Shares issuable upon the exercise of the currently outstanding Purchaser Debentures as specified in Section 4.1(2)(d) of the Purchaser Disclosure Letter in accordance with the terms of the Purchaser Options, Purchaser Awards and the Purchaser Debentures;

(e)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of the Purchaser or any of its Subsidiaries;

(f)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities except as required by the Purchaser Long Term Incentive Plan, properties, interests or businesses having a cost, on a per transaction or series of related transactions basis, in excess of $5,000,000 and subject to a maximum of $25,000,000 for all such transactions unless otherwise contemplated by the Purchaser Budget,

(g)
sell, lease, transfer or otherwise dispose of any of its assets except for (%3) assets which are obsolete and which individually or in the aggregate do not exceed $25,000,000, (%3) transactions of this nature that are contemplated by the Purchaser Budget or (%3) assets disposed of in the Ordinary Course;

(h)
make any capital expenditure or commitment to do so which individually exceeds $5,000,000 or in the aggregate exceeds $25,000,000 unless otherwise contemplated by the Purchaser Budget prior to the date of this Agreement;

(i)
prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof in an amount, on a per transaction basis or in the aggregate, in excess of $25,000,000;

(j)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

(k)	make any change in the Purchaser’s methods of accounting, except as required by concurrent changes in GAAP;

(l)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(m)	compromise or settle any litigation, proceeding or governmental investigation relating to the assets or the business of the Purchaser in excess of an aggregate amount of $5,000,000;

(n)
amend or modify, or terminate or waive any right under, any Purchaser Material Contract or enter into any contract or agreement that would be a Purchaser Material Contract if in effect on the date of this Agreement;

(o)
enter into, amend or modify any union recognition agreement, Collective Agreement or similar agreement with any trade union or representative body other than in the Ordinary Course and upon reasonable consultation with the Company;

(p)	amend, modify or terminate any material insurance policy of the Purchaser or any Subsidiary in effect on the date of this Agreement;

(q)
waive, release, grant or transfer any rights of value or modify or change any existing license, lease, contract or other document which is material to the business of the Purchaser and its Subsidiaries, taken as a whole, other than in the Ordinary Course;

(r)	authorize, agree, resolve, commit or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; and

(s)	abandon or fail to diligently pursue any application for any material licences, permits, authorizations or registrations.
provided, however, that the above noted covenants will not prevent the Purchaser from (or require that the Purchaser obtain prior written consent from the Company) entering into a reserves based lending arrangement and/or amending, restructuring or redeeming the Purchaser Debentures.

(6)
The Purchaser shall use its reasonable commercial efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under Law to consummate the Arrangement as soon as practicable, including:

(h)
using its reasonable commercial efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (%3) required to be obtained under the Purchaser Material Contracts in connection with the Arrangement, in each case, on terms that are reasonably satisfactory to the Company, and without paying, and without committing itself or the Company to pay, any consideration or incur any liability or obligation without the prior written consent of the Company;

(i)
preparing and filing, as promptly as practicable, all necessary documents, registrations, statements, petitions, filings and applications for the Regulatory Approvals and using its reasonable commercial efforts to obtain and maintain all Regulatory Approvals, and providing or submitting all documentation and information that is required, or in the opinion of the Purchaser, advisable in connection with obtaining the Regulatory Approvals.

(j)
using its reasonable commercial efforts to, on prior written approval of the Company, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement; and

(k)
carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement.

(7)	The Purchaser shall use its reasonable commercial efforts to maintain the listing of the Purchaser Shares on the LSE until the Effective Date.

(8)
The Purchaser shall or shall cause the Company to satisfy all of the Company’s obligations under the Company Debenture Indenture arising in connection with or at any time following the implementation of the Arrangement, including complying with its obligations under the Company Debenture Indenture to make offers to the Company Debentureholders required in connection with a “Change of Control” (as such term is used in the Company Debenture Indenture).

(9)
The Purchaser shall, on the Effective Date, provide to the Depositary an irrevocable direction authorizing and directing the Depositary to issue the New Purchaser Shares to holders of the Company Shares and shall irrevocably direct the Depositary to distribute the New Purchaser Shares to the holders of the Company Shares in accordance with the terms of the Arrangement.

(10)
The Purchaser shall use its reasonable commercial efforts (taking into account insurance market conditions and offerings and industry practices) to cause its current insurance (or re-insurance) policies, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, except where such cancellation, termination or lapse would not individually or in the aggregate be material to the Purchaser and its Subsidiaries, taken as a whole, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(11)
The Purchaser shall not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement.

(12)
The Purchaser will make all necessary filings and applications under Law, including Securities Laws, required to be made on the part of the Purchaser in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such Law.

(13)
The Purchaser shall apply to the TSX for conditional approval of the listing and posting for trading of the Purchaser Shares, including the New Purchaser Shares on the TSX (the “TSX Approval”) and shall use reasonable commercial efforts to obtain such TSX Approval prior to the Effective Date.

(14)
The Purchaser shall apply for Admission and shall use its reasonable commercial efforts to obtain approval, subject to customary conditions, for the admission of the New Purchaser Shares and re-admission of the existing Purchaser Shares to the Official List and to trading on the LSE’s main market for premium listed securities.

(15)	The Purchaser shall promptly notify the Company of:

(a)
any Material Adverse Effect or any change, effect, event, development, occurrence, circumstance or state of facts which would reasonably be expected to have a Material Adverse Effect in respect of the Purchaser;

(b)
any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Arrangement;

(c)
any notice or other communication from any Governmental Entity in connection with this Agreement or the Purchaser’s operations (and the Purchaser shall contemporaneously provide a copy of any such written notice or communication to the Company); or

(d)	any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Purchaser.

Section 4.2	Covenants of the Company.

(2)	Until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, the Company shall conduct business in the Ordinary Course.

(3)
Without limiting the generality of Section 4.2(1), and without derogating from the obligations of the Company in Section 6.2, but subject to Law the Company shall use its reasonable best efforts to preserve intact the current business organization of the Company, keep available the services of the present employees and agents of the Company and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors and all other Persons having business relationships with the Company and, except with the prior written consent of the Purchaser or as required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its Constating Documents or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(b)
split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) or amend any term of any outstanding debt security;

(c)
redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock, except as required by the terms of its shares and in accordance with such terms;

(d)
issue, deliver, sell, pledge or otherwise encumber, or authorize the issuance, delivery, sale, pledge or other encumbrance of any shares of its capital stock or other equity or voting interests, or any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock or other equity or voting interests, or any stock appreciation rights, phantom stock awards or other rights that are linked to the price or the value of Company Shares, except for the issuance of Company Shares issuable upon the exercise of the currently outstanding Company Options or the issuance of Company Shares issuable upon the exercise of the currently outstanding Company Debentures as specified in Section 4.2(2)(d) of the Company Disclosure Letter in accordance with the terms of the Company Options and the Company Debentures;

(e)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of the Company or any of its Subsidiaries;

(f)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses having a cost, on a per transaction or series of related transactions basis, in excess of $1,000,000 and subject to a maximum of $5,000,000 for all such transactions unless otherwise contemplated by the Company Budget;

(g)
sell, lease, transfer or otherwise dispose of any of its assets except for (%3) assets which are obsolete and which individually or in the aggregate do not exceed $5,000,000, (%3) transactions of this nature contemplated by the Company Budget or (%3) assets disposed of in the Ordinary Course;

(h)	make any capital expenditure or commitment to do so which individually exceeds $1,000,000 or in the aggregate exceeds $5,000,000 unless otherwise contemplated by the Company Budget;

(i)
except as set out in Section 4.2(2)(i) of the Company Disclosure Letter, prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof in an amount, on a per transaction basis or in aggregate, in excess of $5,000,000;

(j)	or make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

(k)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(l)
make any bonus or profit sharing distribution or similar payment of any kind except as may be required by the terms of an employment Contract or Employee Plan or as set out in Section 4.2(2)(l) of the Company Disclosure Letter;

(m)	make any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP;

(n)
grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Company Employees except as may be required by the terms of any employment Contract or as set out in Section 4.2(2)(n) of the Company Disclosure Letter;

(o)
except as required by Law or by the terms of the Employee Plans or Contracts in effect on the date of this Agreement: (%3) adopt, enter into or amend any Employee Plan (other than entering into an employment agreement in the Ordinary Course with a new employee who was not employed by the Company or a Subsidiary on the date of this Agreement); (%3) pay any benefit to any director or officer of the Company or any of its Subsidiaries or to any Company Employee other than in the Ordinary Course, that is not required under the terms of any Employee Plan in effect on the date of this Agreement or, in each case, as set out in Section 4.2(2)(o) of the Company Disclosure Letter; (%3) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of the Company or any of its Subsidiaries or to any Company Employee other than in the Ordinary Course; (%3) make any material determination under any Employee Plan that is not in the Ordinary Course; or (%3) take or propose any action to effect any of the foregoing;

(p)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(q)	compromise or settle any litigation, proceeding or governmental investigation relating to the assets or the business of the Company in excess of an aggregate amount of $1,000,000;

(r)
amend or modify, or terminate or waive any right under, any Company Material Contract or enter into any contract or agreement that would be a Company Material Contract if in effect on the date of this Agreement;

(s)
enter into, amend or modify any agreement, other than as described in Section 4.2(2)(s) of the Company Disclosure Letter, to which the term is for a duration of longer than one (1) year unless the agreement is capable of being terminated at any time within 30 days and without penalty to the Company;

(t)
enter into, amend or modify any union recognition agreement, Collective Agreement or similar agreement with any trade union or representative body other than in the Ordinary Course and upon reasonable consultation with the Purchaser;

(u)	except as contemplated in Section 4.7 amend, modify or terminate any material insurance policy of the Company or any Subsidiary in effect on the date of this Agreement;

(v)	enter into, renew or extend any agreement to retain the services of business development consultants or agents;

(w)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing; or

(x)	abandon or fail to diligently pursue any application for any material licences, permits, authorizations or registrations.

(4)
The Company shall use its reasonable commercial efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under Law to consummate the Arrangement as soon as practicable, including:

(t)
using its reasonable commercial efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (%3) required to be obtained under the Company Material Contracts in connection with the Arrangement or (%3) required in order to maintain the Company Material Contracts in full force and effect following completion of the Arrangement (including the Requested Consents), in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Purchaser;

(u)
preparing and filing, as promptly as practicable, all necessary documents, registrations, statements, petitions, filings and applications for the Regulatory Approvals and using its reasonable commercial efforts to obtain and maintain all Regulatory Approvals, and providing or submitting all documentation and information that is required, or in the reasonable opinion of the Purchaser, advisable in connection with obtaining the Regulatory Approvals.

(v)
using its reasonable commercial efforts to, on prior written approval of the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(w)
carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement; and

(x)	cooperating with the Purchaser in making application to the TSX in respect of the TSX Approval.

(5)	The Company shall use its reasonable commercial efforts to maintain the listing of the Company Shares on the TSX until the Effective Date.

(6)
The Company shall provide such comfort to the Purchaser’s accountants, KPMG LLP, as they may reasonably require in accordance with reasonable customary practice in relation to the documents KPMG LLP is to prepare for the purpose of the Prospectus and the Purchaser Circular including the working capital report, financial position and prospects procedures report and a short-form report and the Company shall enter into such engagement letters and/or waivers as the Purchaser shall reasonably require.

(7)
The Company shall not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement

(8)
The Company will make all necessary filings and applications under Law, including Securities Laws, required to be made on the part of the Company in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such Law.

(9)	The Company shall promptly notify the Purchaser of:

(a)
any Material Adverse Effect or any change, effect, event, development, occurrence, circumstance or state of facts which would reasonably be expected to have a Material Adverse Effect in respect of the Company;

(b)
any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Arrangement;

(c)
any notice or other communication from any Governmental Entity in connection with this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Purchaser); or

(d)	any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company.

(10)	The Company shall use reasonable commercial efforts to cause to be delivered to the Purchaser on or before the Effective Date:

(c)	resignations and mutual releases, effective as of the Effective Date, of each director of the Company and its Subsidiaries in a form acceptable to the Purchaser, acting reasonably;

(d)	the Company Executives Employment Agreements; and

(e)	the Requested Approvals and Consents.

Section 4.3	Mutual Covenants.

(9)
The Parties shall use all reasonable commercial efforts to, and shall cause its Subsidiaries to use all reasonable commercial efforts to, satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under any Law to complete the Arrangement, including using its reasonable commercial efforts to promptly:

(f)	obtain all necessary waivers, consents and approvals required to be obtained by it from parties to credit and loan agreements, leases and other contracts;

(g)	obtain all necessary exemptions, consents, approvals and authorizations as are required to be obtained by it under any Law;

(h)
effect all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement and participate and appear in any proceedings of either Party before Governmental Entities;

(i)
defend all lawsuits or other legal, regulatory or other proceedings against it challenging or affecting the Arrangement or this Agreement, and oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the Arrangement;

(j)
fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement, including delivery of the certificates of their respective officers contemplated by Section 6.2 and Section 6.3; and

(k)	co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations under this Agreement.

(10)
Each Party shall cooperate fully with the other Party and such other Party's legal counsel, recognizing that certain competitively sensitive information shall be exchanged only on a legal counsel only basis and in accordance with the Confidentiality Agreement and any other subsequent written agreement that addresses confidentiality between the Parties, in the preparation of all filings, responses and submissions in relation to any Law, and the Parties shall supply as promptly as practicable any additional information or documentary materials that may be required in that regard.

(11)
The Parties shall not engage in any meetings or material communications with any Governmental Entity in relation to the Arrangement without legal counsel for the other Party being advised of same, having been given the opportunity to participate in such meetings or communications, and in any event shall immediately notify and provide copies to the other Party’s legal counsel of any communications to or from a Governmental Entity in relation to the Arrangement.

(12)
The Parties shall not enter into any agreement or arrangement with a Governmental Entity in relation to the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(13)
The Parties shall cooperate with one another in connection with obtaining the Regulatory Approvals including by providing or submitting on a timely basis, and in any event within fifteen (15) days of a request for same by the other Party or by any Governmental Entity, all documentation and information that is required, or in the reasonable opinion of the Purchaser, advisable, in connection with obtaining the Regulatory Approvals and using their best efforts to ensure that such information does not contain a Misrepresentation.

(14)
The Parties shall cooperate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals, and shall promptly notify each other of any communication from any Governmental Entity in respect of the Arrangement or this Agreement, and shall not make any submissions or filings, participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, investigations or other inquiries related to the Arrangement or this Agreement unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Entity, gives the other Party the opportunity to review drafts of any submissions or filings, or attend and participate in any communications or meetings. Despite the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with the other Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party must provide external legal counsel to the other Party non-redacted versions of drafts or final submissions, filings or other written communications with any Governmental Entity on the basis that the redacted information will not be shared with its clients.

(15)
Each Party shall promptly notify the other Party if it becomes aware that any (%3) application, filing, document or other submission for a Regulatory Approval contains a Misrepresentation, or (%3) any Regulatory Approval or other order, clearance, consent, ruling, exemption, no-action letter or other approval applied for as contemplated by this Agreement contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, each Party shall, in consultation with and subject to the prior approval of the other Party, co-operate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

(16)
The Parties shall request that the Regulatory Approvals be processed by the applicable Governmental Entity on an expedited basis and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of the Regulatory Approvals.

(17)
If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with any Law, the Parties shall use their reasonable commercial efforts consistent with the terms of this Agreement to resolve such proceeding so as to allow the Effective Time to occur on or prior to the Outside Date.

(18)
Despite anything to the contrary contained in this Section 4.3, the Purchaser is under no obligation to take any steps or actions that would, in its sole discretion, affect the Purchaser’s right to own, use or exploit its business, operations or assets or those of its affiliates, the Company or the Company’s Subsidiaries or to negotiate or agree to the sale, divestiture or disposition by the Purchaser of its business, operations or assets or those of its affiliates, the Company or the Company’s Subsidiaries, or to any form of behavioral remedy including an interim or permanent hold separate order.

(19)
The Parties shall not take any action, refrain from taking any action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement.

(20)
Except for non-substantive communications with its shareholders, and subject to its obligations under Section 4.5, the Parties shall furnish promptly to the other Party or its legal counsel, a copy of each notice, report, schedule or other document delivered, filed or received by it in connection with: (%3) the Arrangement; (%3) any filings under any Law in connection with the transactions contemplated in this Agreement; and (%3) any dealings with Governmental Entities in connection with the transactions contemplated in this Agreement.

(21)
The Parties shall promptly notify the other Party in writing of any material change (actual, anticipated, contemplated or, to the knowledge of such Party, threatened, financial or otherwise) in its business, operations, affairs, assets, capitalization, financial condition, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, or of any Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated), or of any change in any representation or warranty provided by such Party in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect, and it shall in good faith discuss with the other Party any change in circumstances (actual, anticipated, contemplated, or to the knowledge of such Party, threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the other Party pursuant to this provision.

(22)
Each Party shall use its reasonable commercial efforts to conduct its affairs so that all representations and warranties of such Party shall be true and correct on and as of the Effective Time as if made at that time, provided that any representation and warranty not qualified by materiality shall be true and correct in all material respects.

(23)	The Purchaser and the Company shall use their reasonable commercial efforts to:

(a)
make the necessary arrangements for the Company Shares to be de-listed from the NASDAQ promptly, with effect immediately following the acquisition by the Purchaser of the Company Shares, as contemplated by the Arrangement; and

(b)
facilitate access to the depository or interest settlement services of CDS Clearing and Depository Services Inc. or CREST, the United Kingdom-based system for the paperless settlement of trades in listed securities, for the former holders of Company Shares that held such Company Shares through the facilities of the Depository Trust Company as of the Effective Date.

Section 4.4	Access to Information; Confidentiality.

(10)
Subject to Law, each Party shall give the other Party and its Representatives (%3) upon reasonable notice, reasonable access during normal business hours to its and its Subsidiaries’ (%5) premises, (%5) property and assets (including all books and records, whether retained internally or otherwise), (%5) Contracts, leases and other similar arrangements, as applicable, and (%5) senior personnel, so long as the access does not unduly interfere with the Ordinary Course conduct of the business of the Purchaser or the Company, as the case may be; and (%3) such financial and operating data or other information with respect to the assets or business of the Company or the Purchaser, as the case may be, that either Party from time to time reasonably requests.

(11)
Investigations made by or on behalf of the Purchaser or the Company, as the case may be, whether under this Section 4.4 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Purchaser or the Company, as the case may be, in this Agreement.

(12)
The Purchaser and the Company acknowledge that the Confidentiality Agreement continues to apply and that any information provided under Section 4.4(1) above that is non-public and/or proprietary in nature shall be subject to the terms of the Confidentiality Agreement. If this Agreement is terminated in accordance with its terms, the obligations under the Confidentiality Agreement shall survive the termination of this Agreement.

Section 4.5	Public Communications.
The Parties shall co-operate in the preparation of presentations, if any, to Company Shareholders regarding the Arrangement. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed), and a Party must not make any filing with any Governmental Entity with respect to this Agreement or the Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided that any Party that is required to make disclosure by Law shall use its best efforts to give the other Party prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its legal counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

Section 4.6	Notice and Cure Provisions.

(2)	Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(e)	cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any respect at any time from the date of this Agreement to the Effective Time; or

(f)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

(3)
Notification provided under this Section 4.6 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(4)
The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.1(1)(c)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.1(1)(d)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the

Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (%3) the Outside Date, and (%3) if such matter has not been cured by the date that is seven (7) Business Days following receipt of such Termination Notice by the Breaching Party, such date. If the Terminating Party delivers a Termination Notice prior to the date of the Meetings, unless the Parties agree otherwise, the Parties shall, to the extent permitted by Law, postpone or adjourn the Meetings to the earlier of (1) five (5) Business Days prior to the Outside Date and (1) the date that is seven (7) Business Days following receipt of such Termination Notice by the Breaching Party.

Section 4.7	Personal Information.

(2)	For the purposes of this Section 4.7, the following definitions shall apply:

(c)
“applicable law” means, in relation to any Person, transaction or event, all applicable provisions of Laws, statutes, rules, regulations, official directives and orders of and the terms of all judgments, orders and decrees issued by any authorized authority by which such Person is bound or having application to the transaction or event in question, including applicable privacy laws;

(d)
“applicable privacy laws” means any and all applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial Law including the Personal Information Protection Act (Alberta);

(e)
“authorized authority” means, in relation to any Person, transaction or event, any (1) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (1) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (1) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions, and (1) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event; and

(f)	“Personal Information” means information about an identifiable individual.

(3)
The Parties hereto acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to either Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

(4)
Prior to the completion of the Arrangement, none of the Parties shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement.

(5)	Each Party acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Arrangement, and that the disclosure of Personal Information relates solely to the carrying on of the business and the completion of the Arrangement.

(6)
Each Party covenants and agrees to, upon request, use reasonable efforts to advise the other of all documented purposes for which the Disclosed Personal Information was initially collected from or in respect of the individual to which such Disclosed Personal Information relates and all additional documented purposes where the Party has notified the individual of such additional purpose, and where required by applicable law, obtained the consent of such individual to such use or disclosure.

(7)
In addition to its other obligations hereunder, each Party receiving Disclosed Personal Information covenants and agrees to: (i) after the completion of the Arrangement, collect, use and disclose the Disclosed Personal Information only for those purposes for which the Disclosed Personal Information was initially collected from or in respect of the individual to which such Disclosed Personal Information relates or for the completion of the Arrangement, unless (A) either Party has first notified such individual of such additional purpose, and where required by applicable law, obtained consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by applicable law, without notice to, or consent from such individual; (ii) where required by applicable law, promptly notify the individuals to whom the Disclosed Personal Information relates that the Arrangement has taken place and that the Disclosed Personal Information has been disclosed; and (iii) notwithstanding any other provision herein, where the disclosure or transfer of Disclosed Personal Information requires the consent of, or the provision of notice to the individual to which such Disclosed Personal Information relates, to not require or accept the disclosure or transfer of such Disclosed Personal Information until the disclosing Party has first notified such individual of such disclosure or transfer and the purpose for same, and where required by applicable law, obtained the individual’s consent to same and to only collect, use and disclose such information to the extent necessary to complete the Arrangement and as authorized or permitted by applicable law.

(8)
Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and take reasonable steps in accordance with applicable Law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(9)
Subject to the following provisions, each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder. Each Party shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective party who have a bona fide need to access to such information in order to complete the Arrangement.

(10)
Where not prohibited by applicable Law, each Party shall promptly notify the other Parties to this Agreement of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information. To the extent permitted by applicable Law, the Parties shall fully co-operate with one another, with the Persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims.

(11)
Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either Party, the other Party shall forthwith cease all use of the Personal Information acquired by such Party in connection with this Agreement and will return to the party or, at the Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies thereof).

Section 4.8	Insurance and Indemnification.

(5)
Prior to the Effective Date, the Company shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Purchaser shall , or shall cause the Company and its Subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that the Purchaser shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 250% of the Company’s current annual aggregate premium for policies currently maintained by the Company or its Subsidiaries.

(6)
The Purchaser shall honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and its Subsidiaries to the extent that they are disclosed in Section 4.8(2) of the Company Disclosure Letter, and acknowledges that such rights, to the extent that they are disclosed in the Company Data Room, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date.

(7)
If the Company or any of its Subsidiaries or any of their respective successors or assigns (%3) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (%3) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or its Subsidiaries) assumes all of the obligations set forth in this Section 4.7.

Article 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1	Non-Solicitation.

(11)	Except as expressly provided in this Article 5, neither Party shall, directly or indirectly, through any Representative, or otherwise, and shall not permit any such Person to:

(a)
solicit, initiate, encourage or otherwise facilitate, (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Purchaser or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)
enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the other Party) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(c)
withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, the Purchaser Board Recommendation or the Company Board Recommendation, as the case may be;

(d)
accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to any Acquisition Proposal for a period of no more than three (3) Business Days following the formal announcement of such Acquisition Proposal will not be considered to be in violation of this Section 5.1 provided the Purchaser Board or the Company Board, as the case may be, has rejected such Acquisition Proposal and affirmed the Purchaser Board Recommendation or the Company Board Recommendation, as the case may be, before the end of such three (3) Business Day period); or

(e)	enter into or publicly propose to enter into any agreement in respect of an Acquisition Proposal.

(12)
Each Party shall, and shall cause its Subsidiaries and Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the other Party) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection with such termination shall:

(a)
immediately discontinue access to and disclosure of all information, including the Purchaser Data Room or the Company Data Room, as the case may be, and any confidential information, properties, facilities, books and records of such Party or any of its Subsidiary; and

(b)
within five (5) Business Days request, and exercise all rights it has to require (%3) the return or destruction of all copies of any confidential information regarding such Party or any of its Subsidiaries provided to any Person other than the other Party, and (%3) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding such Party or any of its Subsidiaries using its reasonable commercial efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(13)
Each Party represents and warrants that it has not waived any confidentiality, standstill, non-disclosure or similar agreement or restriction to which such Party or any of its Subsidiaries is a Party, except to permit submissions of expressions of interest prior the date of this Agreement, and covenants and agrees that (%3) such Party shall take all necessary action to enforce each confidentiality, standstill, non-disclosure or similar agreement or restriction to which such Party or any of its Subsidiaries is a party, and (%3) neither such Party, nor any of its Subsidiaries nor any of their respective Representatives have released or will, without the prior written consent of the other Party (which may be withheld or delayed in the such Party’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the such Party, or any of its Subsidiaries, under any confidentiality, standstill, non-disclosure or similar agreement or restriction to which such Party or any of its Subsidiaries is a party.

(14)	The Company covenants and agrees that it will not waive the application of the Company Shareholder Rights Plan in favour of any third party.

Section 5.2	Notification of Acquisition Proposals.

(24)
If a Party or any of its Subsidiaries or any of their respective Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to such Party or any of its Subsidiaries, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of such Party or any of its Subsidiaries, such Party shall immediately notify the other Party, at first orally, and then promptly and in any event within 24 hours in writing, of:

(a)
such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request; and

(b)
at the other Party’s reasonable request, the status of developments and negotiations with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request.

Section 5.3	Responding to an Acquisition Proposal.

(13)
Notwithstanding Section 5.1, or any other agreement between the Parties or between the Company and any other Person, including without limitation the Confidentiality Agreement, if at any time, prior to obtaining the approval by the Company Shareholders of the Arrangement Resolution, a Party receives a written Acquisition Proposal such Party may:

(a)
contact the Person making such Acquisition Proposal and its Representatives solely for the purposes of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is, or could reasonably be expected to lead to a Superior Proposal;

(b)
engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of such Party or its Subsidiaries, if and only if:

(i)	the Purchaser Board or the Company Board, as the case may be, first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal;

(ii)
such Person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with the Company or any of its Subsidiaries or the Purchaser or any of its Subsidiaries, as applicable;

(iii)	such Party has been, and continues to be, in compliance with its obligations under this Article 5;

(iv)
prior to providing any such copies, access, or disclosure, such Party enters into a confidentiality and standstill agreement with such Person on terms no more favourable to such Person than the Confidentiality Agreement and any copies, access or disclosure provided to such Person shall have already been (or simultaneously be) provided to the other Party; and

(v)	such Party promptly provides the other Party with:

(A)	two (2) Business Days prior written notice stating such Party’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure; and

(B)	prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.4(1)(b).

(14)
Nothing contained in this Agreement shall prevent the Company Board or the Purchaser Board, as applicable, from complying with Section 2.17 of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal.

Section 5.4	Superior Proposal Notice and Purchaser’s Right to Match.

(1)
If a Party receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Company Shareholders, the Purchaser Board or the Company Board, as the case may be, may, subject to compliance with Section 7.2, enter into a definitive agreement with respect to such Acquisition Proposal, if and only if:

(y)	the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure or similar restriction;

(z)	such Party has been, and continues to be, in compliance with its obligations under this Article 5;

(aa)
such Party has delivered to the other Party a written notice of the determination of the Purchaser Board or the Company Board, as the case may be, that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Purchaser Board or the Company Board, as the case may be, to enter into such definitive agreement with respect to such Superior Proposal, together with a written notice regarding the value and financial terms that the Purchaser Board or the Company Board, as the case may be, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under the Acquisition Proposal (the “Superior Proposal Notice”);

(bb)	such Party has provided the other Party with a copy of the definitive agreement for the Superior Proposal and all supporting agreements, if any;

(cc)	if the Party receiving the Superior Proposal is the Company:

(i)
at least five (5) Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which it received all of the materials set forth in Section 5.3(1)(c);

(ii)
during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(iii)
if the Purchaser has offered to amend this Agreement and the Arrangement under Section 5.4(2), the Company Board has determined in good faith, after consultation with their outside legal counsel and financial advisers, that such Acquisition Proposal continues to constitute a Superior Proposal compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2);

(iv)
after the Matching Period, the Company Board has determined in good faith, after consultation with outside legal counsel that it is necessary for the Company Board to enter into a definitive agreement with respect to such Superior Proposal in order to properly discharge its fiduciary duties; and

(dd)
prior to or concurrently with entering into such definitive agreement such Party terminates this Agreement pursuant to Section 7.1(1)(c)(ii) or Section 7.1(1)(d)(iii), as applicable, and pays the Termination Fee or the Reverse Termination Fee, as applicable, pursuant to Section 7.2.

(2)
During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (%3) the Company Board shall review any offer under Section 5.4(1)(e)(ii) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (%3) the Company shall negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Company Board determines that such Acquisition Proposal would cease to be a Superior Proposal, it shall promptly so advise the Purchaser and the parties shall amend this Agreement to reflect such offer, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)
Each successive amendment to any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 5.3, and, if applicable, the Purchaser shall be afforded a new five (5) Business Day Matching Period from the later of the date on which the Purchaser received the Superior Proposal Notice and a copy of the proposed definitive agreement for the new Superior Proposal from the Company.

(4)
The Purchaser Board or the Company Board, as the case may be, shall promptly reaffirm the Purchaser Board Recommendation or the Company Board Recommendation, as the case may be, by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or it determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The other Party and its outside legal shall be provided with a reasonable opportunity to review the form and content of any such press release and all reasonable amendments to such press release as requested by such Party and its legal counsel shall be made to such press release.

(5)
If a Party provides a Superior Proposal Notice to the other Party after a date that is less than five (5) Business Days before the Meetings, the Parties shall either proceed with or shall postpone the Meetings, as directed by the party receiving the Superior Proposal Notice, acting reasonably, to a date that is not more than five (5) Business Days after the scheduled date of the Meetings but before the Outside Date, to the extent permitted by Law.

Section 5.5	Breach by Subsidiaries and Representatives.
Without limiting the generality of the foregoing, the Parties shall advise their Subsidiaries and Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this Article 5 by a Subsidiary or Representative of a Party shall be deemed to be a breach of this Article 5 by such Party.
Article 6
CONDITIONS

Section 6.1	Mutual Conditions Precedent.
The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(25)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Company Shareholders at the Company Meeting in accordance with the Interim Order.

(26)	Purchaser Resolution. The Purchaser Resolution has been approved by the Purchaser Shareholders at the Purchaser Meeting.

(27)
Interim and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(28)
Admission. The Purchaser has allotted the Purchaser Shares, including the New Purchaser Shares to the Company Shareholders subject to Admission and provided written confirmation of the same to the UKLA in accordance with and at the time specified in LR 3.3.2R and LR 3.3.4R in order to achieve Admission subject only to the filing of documentation that cannot be filed prior to the Effective Date.

(29)
TSX Approval. The TSX Approval has been obtained, subject only to the filing of documentation that cannot be filed prior to the Effective Date, such that the Purchaser Shares, including the New Purchaser Shares, shall be listed and posted for trading on the TSX as soon as is reasonably practicable following the Effective Date in accordance with TSX policies.

(30)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement.

Section 6.2	Additional Conditions Precedent to the Obligations of the Purchaser.
The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(15)
Representations and Warranties. The representations and warranties of the Company set forth in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored) and (ii) the representations and warranties of the Company set forth in Paragraphs (1), (2), (3), (5), (6) and (8) of Schedule D were true and correct as of the date of this Agreement and are true and correct as of the Effective Time: (A) to the extent qualified by “Material Adverse Effect”, in all respects; and (B) in all other cases,  in all material respects (and, for this purpose, any reference to “material” or other concepts of materiality in such representations and warranties shall be ignored) in each case, except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date; and the Company has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(16)
Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(17)	No Legal Action. There is no action or proceeding pending or threatened by any Person (other than the Purchaser) in any jurisdiction that is reasonably likely to:

(a)
cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Company Shares, including the right to vote the Company Shares;

(b)
prohibit or restrict the Arrangement, or the ownership or operation by the Purchaser of a material portion of the business or assets of the Purchaser, the Company or any of its Subsidiaries, or compel the Purchaser to dispose of or hold separate any material portion of the business or assets of the Purchaser, the Company or any of its Subsidiaries as a result of the Arrangement; or

(c)	prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect.

(18)	Dissent Rights. Dissent Rights have not been exercised with respect to more than 5% of the issued and outstanding Company Shares.

(19)	Other Conditions:

(a)
Company Options. the Company Stock Option Plan shall have terminated and all outstanding Company Options shall be exercised or surrendered and terminated in accordance with the Option Election Agreements and the Company Optionholders shall have remitted to the Company, in addition to the exercise price, if applicable, cash in an amount equal to the amount of Taxes, if any, required to be remitted by the Company in connection with such exercise or surrender and termination, or made other arrangements satisfactory to the Purchaser to satisfy the amounts to be remitted in connection with the exercise or surrender of the Company Options from amounts otherwise owing to the Company Optionholders by the Company in connection with the completion of the Arrangement, including, but not limited to, the Company Change of Control Payments.

(b)	Company Transaction Costs. The Company Transaction Costs do not exceed $12,500,000.

Section 6.3	Additional Conditions Precedent to the Obligations of the Company.
The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(6)
Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored) and (ii) the representations and warranties of the Purchaser set forth in Paragraphs (1), (2), (3), (5), (6) and (7) of Schedule E were true and correct as of the date of this Agreement and are true and correct as of the Effective Time: (A) to the extent qualified by “Material Adverse Effect”, in all respects; and (B) in all other cases,  in all material respects

(and, for this purpose, any reference to “material” or other concepts of materiality in such representations and warranties shall be ignored) in each case, except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date; and the Purchaser has delivered a certificate confirming same to the Company, executed by two (2) senior officers of the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

(7)
Performance of Covenants. The Purchaser has fulfilled or complied in all material respects with each of the covenants of the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and has delivered a certificate confirming same to the Company, executed by two (2) senior officers of the Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

(8)
No Legal Action. There is no action or proceeding pending or threatened by any Person (other than the Company) in any jurisdiction that is reasonably likely to prohibit or restrict the Arrangement, or prevent or materially delay the consummation of the Arrangement.

Section 6.4	Satisfaction of Conditions
The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Registrar.
Article 7
TERM AND TERMINATION

Section 7.1	Termination.

(20)	This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties; or

(b)	either the Company or the Purchaser if:

(i)
the Required Approval is not obtained at the Company Meeting in accordance with the Interim Order provided that a Party may not terminate this Agreement pursuant to this Section 7.1(1)(b)(i) if the failure to obtain the Required Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)
the Purchaser Resolution shall have failed to receive the requisite vote of the Purchaser Shareholders for approval at the Purchaser Meeting provided that a Party may not terminate this Agreement pursuant to this Section 7.1(1)(ii) if the failure to obtain the requisite vote of the Purchaser Shareholders has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(iii)
after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Company or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable; or

(iv)
the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.1(1)(b)(iv) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement.

(c)	the Purchaser if:

(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.1 or Section 6.2 not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 4.6(3); provided that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.3(1) or Section 6.3(2) not to be satisfied;

(ii)
prior to the approval by the Purchaser Shareholders of the Purchaser Resolution, the Purchaser Board authorizes the Purchaser to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3) with respect to a Superior Proposal, provided the Purchaser is then in compliance with Article 5 and that prior to or concurrent with such termination the Purchaser pays the Reverse Termination Fee in accordance with Section 7.2;

(iii)	the Company is in material breach of any representation or warranty in Section (19) or Section (20) of Schedule D;

(iv)
the Company Board or any committee of the Company Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within two (2) Business Days after having been requested in writing by the Purchaser to do so, the Company Board Recommendation, or takes no position or a neutral position with respect to an Acquisition Proposal in respect of the Company for more than two (2) Business Days after first learning of an Acquisition Proposal, or takes any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Company Board or a committee of the Company Board does not support the Arrangement and this Agreement or does not believe that the Arrangement and this Agreement are in the best interests of the Company Shareholders, or the Company wilfully or intentionally breaches Section 5.1(1) in any respect or, the Company Board or any committee of the Company Board resolves or proposes to take any of the foregoing actions;

(v)	any event occurs as a result of which the conditions set forth in Section 6.2(4) or Section 6.2(5) are not capable of being satisfied by the Outside Date; or

(vi)	there has occurred a Material Adverse Effect in respect of the Company.

(d)	the Company if:

(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 6.1 or Section 6.3 not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 4.6(3); provided that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) or Section 6.2(2) not to be satisfied;

(ii)	the Purchaser is in material breach of any representation or warranty in Section (16) or Section (17) of Schedule E;

(iii)
prior to the approval by the Company Shareholders of the Arrangement Resolution, the Company Board authorizes the Company to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3) with respect to a Superior Proposal, provided the Company is then in compliance with Article 5 and that prior to or concurrent with such termination the Company pays the Termination Fee in accordance with Section 7.2;

(iv)
the Purchaser Board or any committee of the Purchaser Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within two (2) Business Days after having been requested in writing by the Purchaser to do so, the Purchaser Board Recommendation, or takes no position or a neutral position with respect to an Acquisition Proposal in respect of the Purchaser for more than two (2) Business Days after first learning of an Acquisition Proposal, or takes any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Purchaser Board or a committee of the Purchaser Board does not support the Purchaser Resolution, the Arrangement and this Agreement or does not believe that the Arrangement and this Agreement are in the best interests of the Purchaser Shareholders, or the Purchaser wilfully or intentionally breaches Section 5.1(1) in any respect or, the Purchaser Board or any committee of the Purchaser Board resolves or proposes to take any of the foregoing actions; or

(v)	there has occurred a Material Adverse Effect in respect of the Purchaser.

Section 7.2	Termination Fees.

(9)
Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Termination Fee Event occurs, the Company shall pay the Purchaser the Termination Fee in accordance with Section 7.2(3), and if a Reverse

Termination Fee Event occurs, the Purchaser shall pay the Company the Reverse Termination Fee in accordance with Section 7.2(5).

(10)
For the purposes of this Agreement, “Termination Fee” means $9,250,000, less the amount of any non-resident withholding required by Law relating to Taxes which is concurrently remitted by the Company to the relevant Governmental Entity, and “Termination Fee Event” means the termination of this Agreement:

(a)	by the Purchaser, pursuant to Section 7.1(1)(c)(iii) or Section 7.1(1)(c)(iv);

(b)	by the Company, pursuant to Section 7.1(1)(d)(iii);

(c)
by the Company or the Purchaser pursuant to Section 7.1(1)(b)(i) if, prior to such termination, an Acquisition Proposal in respect of the Company is made or publicly announced by any Person other than the Purchaser or any of its affiliates and within 365 days following the date of such termination, (%3) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in this clause above) is consummated, in respect of the Company, or (%3) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of an Acquisition Proposal;

(d)	by the Purchaser pursuant to Section 7.1(1)(c)(i) in the case of a breach of any representation or warranty under this Agreement; or

(e)
by the Purchaser pursuant to Section 7.1(1)(c)(i) due to failure to perform any covenant by the Company under this Agreement that (%3) individually or in the aggregate, causes or would reasonably be expected to cause a Material Adverse Effect in respect of the Company or (%3) was wilful and intentional.

(11)	The Termination Fee shall be paid by the Company to the Purchaser as follows, by wire transfer of immediately available funds, if a Termination Fee Event occurs due to:

(e)	a termination of this Agreement described in Section 7.2(2)(a), Section 7.2(2)(d) or Section 7.2(2)(e), within two (2) Business Days of the occurrence of such Termination Fee Event;

(f)	a termination of this Agreement described in Section 7.2(2)(b), prior to or simultaneously with the occurrence of such Termination Fee Event; and

(g)
a termination of this Agreement described in Section 7.2(2)(c) on or prior to the earlier of the consummation of the Acquisition Proposal or the entering into of the contract referred to in Section 7.2(2)(c).

(12)
For the purposes of this Agreement, “Reverse Termination Fee” means $9,250,000, less the amount of any non-resident withholding required by Law relating to Taxes which is concurrently remitted by the Purchaser to the relevant Governmental Entity, and “Reverse Termination Fee Event” means the termination of this Agreement:

(c)	by the Company, pursuant to Section 7.1(1)(d)(ii) or Section 7.1(1)(d)(iv);

(d)	by the Purchaser, pursuant to Section 7.1(1)(c)(ii);

(e)
by the Company or the Purchaser pursuant to Section 7.1(1)(b)(ii), if, prior to such termination, an Acquisition Proposal in respect of the Purchaser is made or publicly announced by any Person other than the Company or any of its affiliates and, within 365 days following the date of such termination, (%3) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in this clause above) is consummated, in respect of the Purchaser, or (%3) the Purchaser or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of an Acquisition Proposal;

(f)	by the Company pursuant to Section 7.1(1)(d)(i) in the case of a breach of any representation or warranty under this Agreement; or

(g)
by the Company pursuant to Section 7.1(1)(d)(i) due to the failure to perform any covenant by the Purchaser under this Agreement that (%3) individually or in the aggregate, causes or would reasonably be expected to cause a Material Adverse Effect in respect of the Purchaser or (%3) was wilful and intentional.

(13)	The Reverse Termination Fee shall be paid by the Purchaser to the Company as follows, by wire transfer of immediately available funds, if a Reverse Termination Fee Event occurs due to:

(a)	a termination of this Agreement described in Section 7.2(4)(a), Section 7.2(4)(d) or Section 7.2(4)(e), within two (2) Business Days of the occurrence of such Reverse Termination Fee Event;

(b)	a termination of this Agreement described in Section 7.2(4)(b), prior to or simultaneously with the occurrence of such Reverse Termination Fee Event; and

(c)
a termination of this Agreement described in Section 7.2(4)(c), on or prior to the earlier of the consummation of the Acquisition Proposal or the entering into of the contract referred to in Section 7.2(4)(c).

(14)
Each Party acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement, and that the amounts set out in this Section 7.2 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Purchaser or the Company, as the case may be, will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

Section 7.3	Effect of Termination/Survival.
If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (%4) Section 4.7 shall survive for a period of six (6) years following such termination; and (%3) this Section 7.3, Section 7.2 and Section 8.2 through to and including Section 8.14, shall survive, and provided further that no Party shall be relieved of any liability for any wilful and material breach by it of this Agreement.
Article 8
GENERAL PROVISIONS

Section 8.1	Amendments.
This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	modify any mutual conditions contained in this Agreement.

Section 8.2	Expenses and Expense Reimbursement.
All out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Date in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

Section 8.3	Notices.
Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail and addressed:

(d)	to the Purchaser at:
Caracal Energy Inc.
Suite 2100, 555 – 4th Avenue SW
Calgary, AB T2P 3E7
Attention:     Chief Financial Officer
Telephone:     (403) 724-7228
Facsimile:    (403) 262-7534

with a copy (which shall not constitute notice) to:
Stikeman Elliott LLP
4300 Bankers Hall West
888 – 3rd Street S.W.
Calgary, Alberta T2P 5C5
Attention:     Christopher Nixon
Telephone:     (403) 266-9017
Facsimile:    (403) 266-9034
Email:        cnixon@stikeman.com

(e)	to the Company at:
TransGlobe Energy Corporation
Suite 2300, 250 – 5th Avenue SW
Calgary, Alberta T2P 0R6
Attention:     Ross Clarkson
Telephone:     (403) 264-9888
Facsimile:    (403) 770-8855
with a copy (which shall not constitute notice) to:
Blake, Cassels & Graydon LLP
Suite 3500, Bankers Hall East Tower
855 – 2nd Street S.W.
Calgary, Alberta T2P 4J8
Attention:     Daniel McLeod
Telephone:     (403) 260-9629
Facsimile:    (403) 260-9700
Email:        daniel.mcleod@blakes.com
Any notice or other communication is deemed to be given and received (%5) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (%3) if sent by overnight courier, on the next Business Day, or (%3) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.4	Time is of the Essence.
Time is of the essence in this Agreement.

Section 8.5	Injunctive Relief.
The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, before the termination of this Agreement pursuant to Section 7.1, the Parties shall be entitled to injunctive and other equitable relief to prevent breaches of this Agreement, and to enforce compliance with the terms of this Agreement, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

Section 8.6	Third Party Beneficiaries.

(4)
Except as provided in, Section 2.5(6), Section 2.5(7), Section 2.6(7), Section 2.6(8), Section 2.9(1)(d) and Section 4.8 which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.6 as the “Indemnified Persons”) the Company and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(5)
Despite the foregoing, the Purchaser acknowledges to each of the Indemnified Persons their direct rights against it under Section 2.5(6), Section 2.6(8), or Section 4.8, of this Agreement, which are intended for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

(6)
Despite the foregoing, the Company acknowledges to each of the Indemnified Persons their direct rights against it under Section 2.5(7), Section 2.6(7), Section 2.9(1)(d) or Section 4.8 of this Agreement, which are intended for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Purchaser confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Indemnified Person.

Section 8.7	Waiver.
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.8	Entire Agreement.
This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.9	Successors and Assigns.

(1)
This Agreement becomes effective only when executed by the Company and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

Section 8.10	Severability.
If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.11	Governing Law.

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

(2)
Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Alberta courts situated in the City of Calgary and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.12	Rules of Construction.
The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.13	No Liability.
No director or officer of the Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

Section 8.14	Language.
The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only.

Section 8.15	Counterparts.
This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

TRANSGLOBE ENERGY CORPORATION
By:
Name: Title:

CARACAL ENERGY INC.
By:
Name: Title:
By:
Name: Title:

Signature Page to Arrangement Agreement

SCHEDULE A
PLAN OF ARRANGEMENT
UNDER SECTION 193 OF THE
BUSINESS CORPORATIONS ACT (ALBERTA)
PLAN OF ARRANGEMENT
UNDER SECTION 193 OF THE
BUSINESS CORPORATIONS ACT (ALBERTA)
ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1
In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(a)	“ABCA” means the Business Corporations Act (Alberta);

(b)
“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably;

(c)
“Arrangement Agreement” means the arrangement agreement made as of March 15, 2014 between the Purchaser and the Company, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms;

(d)
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by subsection 193(10) of the ABCA to be sent to the Registrar after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably;

(e)	“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Calgary, Alberta or in London, United Kingdom;

(f)
“Certificate of Arrangement” means the certificate of arrangement to be issued by the Registrar pursuant to subsection 193(11) of the ABCA in respect of the Articles of Arrangement giving effect to the Arrangement;

(g)	“Company” means TransGlobe Energy Corporation;

(h)
“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Company Shareholders in connection with the Company Meeting, as

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amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement;

(i)	“Company Exchange Ratio” means 1.23 Purchaser Shares for each Company Share;

(j)	“Company Shareholder Rights Plan” means the Company’s amended and restated shareholder protection rights plan dated March 15, 2011;

(k)	“Company Shareholders” means the registered or beneficial holders of the Company Shares, as the context requires;

(l)
“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.

(m)	“Company Shares” means the common shares in the capital of the Company;

(n)	“Company SRP Rights” means the rights under the Company Shareholder Rights Plan;

(o)	“Court” means the Court of Queen’s Bench of Alberta in Calgary, Alberta, or other court as applicable;

(p)	“Depositary” means such Person as the Purchaser may appoint to act as depositary for the Arrangement, with the approval of the Company, acting reasonably;

(q)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in this Plan of Arrangement;

(r)
“Dissenting Shareholder” means any registered Company Shareholder who has duly and validly exercised its Dissent Rights pursuant to Article 5 of this Plan of Arrangement and the Interim Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(s)	“Dissenting Shares” means the Company Shares held by Dissenting Shareholders;

(t)	“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

(u)	“Effective Time” means 12:01 a.m. on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date;

(v)
“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

(w)	“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order

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may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

(x)
“Governmental Entity” means: (%4) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign; (%3) any subdivision or authority of any of the above; (%3) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (%3) any government-controlled corporation or similar entity;or (%3) any stock exchange;

(y)
“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably;

(z)
“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended;

(aa)
“Letters of Transmittal” means the letters of transmittal enclosed with the Company Circular pursuant to which Company Shareholders are required to deliver certificates representing Company Shares in connection with the Arrangement;

(bb)
“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status;

(cc)
“Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions means this Plan of Arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made from time to time in accordance with the terms hereof, the Arrangement Agreement or made at the direction of the Court in the Final Order;

(dd)	“Purchaser” means Caracal Energy Inc.;

(ee)	“Purchaser Shares” means the common shares in the capital of the Purchaser;

(ff)	“Registrar” means the Registrar of Corporations or the Deputy Registrar of Corporations for the Province of Alberta duly appointed pursuant to Section 263 of the ABCA; and

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(gg)	“Tax Act” means the Income Tax Act (Canada).

1.2	Interpretation Not Affected by Headings, etc.
The division of this Plan of Arrangement into Articles, Sections, subsections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3	Article References
Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Plan of Arrangement.

1.4	Number and Gender
In this Plan of Arrangement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa; and words importing gender include all genders. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

1.5	Date for Any Action
If the date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6	Time
Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letters of Transmittal are local time in Calgary, Alberta unless otherwise stipulated herein or therein.

1.7	Currency
Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States.

1.8	Statutory References
References in this Plan of Arrangement to a particular statute or Law shall be to such statute or Law and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time.

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ARTICLE 2
EFFECT OF THE ARRANGEMENT

2.1	This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of, the Arrangement Agreement.

2.2
This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective at, and be binding upon the Company, Company Shareholders (including Dissenting Shareholders), the Purchaser and all other Persons as and from the Effective Time, without any further act or formality required on the part of any Person except as expressly provided herein.

2.3
The Articles of Arrangement and the Certificate of Arrangement shall be filed and issued, respectively, with respect to the Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

2.4	Other than as expressly provided for herein, no portion of this Plan of Arrangement shall take effect with respect to any party or Person until the Effective Time.
ARTICLE 3
ARRANGEMENT

3.1	At the Effective Time, each of the events set out below shall occur and be deemed to occur in the following sequence, without any further act or formality, unless specifically noted:

(a)	the Company Shareholder Rights Plan shall terminate and cease to have any further force or effect and the Company SRP Rights shall be cancelled;

(b)
subject to Section 5.1, each of the Company Shares held by Dissenting Shareholders shall be deemed to have been transferred to the Company (free and clear of any Encumbrances) for cancellation without any further act or formality and such Dissenting Shareholders shall cease to be the holders of such Company Shares and to have any rights as holders of such Company Shares, other than the right to be paid fair value for such Company Shares, as set out in Section 5.1;

(c)
each Company Share held by Company Shareholders (other than Dissenting Shareholders) shall be, and shall be deemed to be, transferred to, and acquired by, the Purchaser (free and clear of any Encumbrances) in exchange for that portion of a fully paid and non-assessable Purchaser Share equal to the Company Exchange Ratio, and:

(i)
such Company Shareholders shall cease to be holders of such Company Shares and to have any rights as holders of such Company Shares other than the right to the Purchaser Shares pursuant to this subsection 3.1(c); and

(ii)	the Purchaser shall be deemed to be the transferee of such Company Shares (free and clear of any Encumbrances).

3.2	The Purchaser and the Company shall make the appropriate entries in their respective securities registers to reflect the matters referred to in Section 3.1.

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3.3	With respect to each Company Shareholder referred to in subsection 3.1(c) at the Effective Time, upon the transfer of each Company Share pursuant to subsection 3.1(c):

(a)
each holder of a Company Share shall cease to be a holder of the Company Share so transferred and the name of such holder shall be removed from the register of holders of Company Shares as it relates to the Company Share so transferred;

(b)	the Purchaser shall be added to the register of holders of Company Shares as it relates to Company Shares so transferred to the Purchaser; and

(c)
the Purchaser shall allot and issue to such holder the Purchaser Shares issuable to such holder on the basis set forth in subsection 3.1(c), and the name of such holder shall be added to the register of holders of Purchaser Shares.

ARTICLE 4
CERTIFICATES, FRACTIONAL SHARES AND PAYMENTS

4.1	Payment of Consideration

(a)
Forthwith following the Effective Time, the Purchaser and the Company shall, subject to subsection 4.1(b), issue and deliver to the Depositary an irrevocable treasury order authorizing the Depositary, as the registrar and transfer agent of the Purchaser Shares, to issue certificates representing the aggregate number of Purchaser Shares to which the Company Shareholders are entitled in accordance with Section 3.1 of this Plan of Arrangement.

(b)
Upon surrender to the Depositary for cancellation of a certificate or certificates (as applicable) which, immediately prior to the Effective Time, represented outstanding Company Shares that were transferred or deemed to be transferred, as applicable, pursuant to subsection 3.1(c) hereof, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, each Company Shareholder represented by such surrendered certificate(s) shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the consideration which such holder has the right to receive under this Plan of Arrangement for such Company Shares less any amounts withheld pursuant to Section 4.4, and any certificate(s) so surrendered shall forthwith be cancelled.

(c)
From and after the Effective Time, each certificate that immediately prior to the Effective Time represented Company Shares shall be deemed to represent only the right to receive the consideration in respect of such Company Shares required under this Plan of Arrangement, less any amounts withheld pursuant to Section 4.4. Any such certificate formerly representing Company Shares not duly surrendered on or before the day that is three years less one day from the Effective Date shall cease to represent a claim by or interest of any kind or nature against or in any of the Company or the Purchaser. On such date, any and all consideration to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Company, as applicable.

(d)
Any payment made by way of cheque by the Company, the Depositary or the Purchaser pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Company, the Depositary or the Purchaser or that otherwise remains unclaimed,

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in each case, on or before the second anniversary of the Effective Time shall be returned by the Depositary to the Purchaser, and any right or claim to payment hereunder that remains outstanding on the day that is three years less one day from the Effective Date shall cease to represent a right or claim by or interest of any kind or nature and the right of a former holder of Company Shares to receive the consideration for such Company Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.

(e)
No former holder of Company Shares shall be entitled to receive any consideration with respect to such Company Shares other than the consideration to which such former holder is entitled to receive in accordance with this Section 4.1 or Section 5.1 and, for greater certainty, no such holder with be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.2	Lost Certificates
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Purchaser or the Depositary, as applicable, will issue and deliver in exchange for such lost, stolen or destroyed certificate, the consideration to which the holder is entitled pursuant to this Plan of Arrangement. When authorizing such issuance and delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such consideration is to be issued and delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Purchaser (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser in a manner satisfactory to the Purchaser, acting reasonably, against any claim that may be made against the Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	No Fractional Shares
No certificates or scrip representing fractional Purchaser Shares shall be issued upon the surrender for exchange of certificates pursuant to Section 4.1 and no dividend, stock split or other change in the capital structure of the Purchaser shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of the Purchaser. In lieu of any fractional Purchaser Shares, a shareholder otherwise entitled to a fractional interest in a Purchaser Share shall receive the nearest whole number of Purchaser Shares (with fractions equal to exactly 0.5 being rounded up).

4.4	Withholding Rights
The Company, the Purchaser and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Company Shareholder under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 5.1 hereof), such amounts as the Company, the Purchaser or the Depositary determines, acting reasonably, are required or reasonably believes to be required to be deducted and withheld from such consideration in accordance with the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other applicable Laws. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such

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withholding was made, provided that such deducted and withheld amounts are remitted to the appropriate taxing authority.
ARTICLE 5
DISSENT RIGHTS

5.1	Dissent Rights
Registered Company Shareholders may exercise Dissent Rights with respect to Company Shares held by such holders in connection with the Arrangement pursuant to the procedure set forth in Section 191 of the ABCA, as modified by the Interim Order, provided that Company Shareholders who exercise such Dissent Rights and who:

(d)
are ultimately entitled to be paid fair value for their Company Shares shall be deemed not to have participated in the transactions in Article 3 (other than subsection 3.1(b)) and shall be paid an amount equal to such fair value by the Company and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Company Shareholders not exercised their Dissent Rights in respect of such Company Shares and such Company Shareholders shall be deemed to have transferred their Dissenting Shares to the Company for cancellation in accordance with subsection 3.1(b); or

(e)
are ultimately not entitled, for any reason, to be paid fair value for their Company Shares, shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Company Shares as set out in subsection 3.1(c), but provided that in no case shall the Company or the Purchaser or any other Person be required to recognize Company Shareholders who exercise Dissent Rights as Company Shareholders after the Effective Time, and the names of such Company Shareholders who exercise Dissent Rights shall be removed from the registers of Company Shares at the Effective Time.

ARTICLE 6
AMENDMENT

6.1	Amendment of this Plan of Arrangement

(a)
The Company and the Purchaser reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any amendment, modification or supplement must be contained in a written document which is: (i) filed with the Court and, if made following the Company Meeting, approved by the Court; and (ii) communicated to Company Shareholders in the manner required by the Court (if so required).

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company and the Purchaser at any time prior to or at the Company Meeting with or without any other prior notice or communication and, if so proposed and accepted, in the manner contemplated and to the extent required by the Arrangement Agreement, by Company Shareholders, shall become part of this Plan of Arrangement for all purposes.

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(c)
Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Company Meeting shall be effective only: (i) if it is consented to by the Company and the Purchaser (each acting reasonably); and (ii) if required by the Court or applicable Laws, it is consented to by the Company Shareholders.

(d)
This Plan of Arrangement may be amended, modified or supplemented following the Effective Time unilaterally by the Purchaser, provided that it concerns a matter that, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Company Shareholders.

ARTICLE 7
MISCELLANEOUS

7.1	Further Assurances
Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Purchaser and the Company shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required in order to further document or evidence any of the transactions or events set out herein.

7.2	Paramountcy
From and after the Effective Time, (a) this Plan of Arrangement shall take precedence and priority over any and all rights related to the Company Shares issued prior to the Effective Time, (b) the rights and obligations of the Company Shareholders, and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to the Company Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

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SCHEDULE B
ARRANGEMENT RESOLUTION
BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) of TransGlobe Energy Corporation (the “Company”), as more particularly described and set forth in the management information circular (the “Circular”) dated ●, 2014 of the Company accompanying the notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with the definitive agreement (the “Arrangement Agreement”) made as of March 15, 2014 between the Company and Caracal Energy Inc.), is hereby authorized, approved and adopted.

2.
The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement (the “Plan of Arrangement”)), the full text of which is set out in Appendix “●“ to the Circular, is hereby authorized, approved and adopted.

3.
The (%3) Arrangement Agreement and related transactions, (%3) actions of the directors of the Company in approving the Arrangement Agreement, and (%3) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.
The Company be and is hereby authorized to apply for a final order from the Alberta Court of Queen’s Bench to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Alberta Court of Queen’s Bench, the directors of the Company are hereby authorized and empowered to, without notice to or approval of the shareholders of the Company, (%3) amend, modify or supplement the Arrangement Agreement or the Plan Arrangement to the extent permitted by the Arrangement Agreement and (%3) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Registrar under the ABCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively

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evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

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SCHEDULE C
PURCHASER RESOLUTION
BE IT RESOLVED THAT:

1.
The performance by Caracal Energy Inc. (the “Company”) of the terms of the definitive agreement (as it may be amended, modified or supplemented in accordance with its terms, the “Arrangement Agreement”) made as of March 15, 2014 between the Company and TransGlobe Energy Corporation (“TransGlobe”) providing for an arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) of TransGlobe, as more particularly described and set forth in the management information circular (the “Circular”) dated ●, 2014 of the Company, including without limitation the acquisition by the Company of the common shares of TransGlobe in exchange for the issuance of common shares of the Company be and the same is hereby authorized and approved.

2.
The (%3) Arrangement Agreement and related transactions, (%3) actions of the directors of the Company in approving the Arrangement Agreement, and (%3) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

3.
Notwithstanding that this resolution has been passed, the directors of the Company are hereby authorized and empowered to, without notice to or approval of the shareholders of the Company, (%3) amend, modify or supplement the Arrangement Agreement or the plan of arrangement contemplated therein to the extent permitted by the Arrangement Agreement and (%3) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

4.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

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SCHEDULE D
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(1)	Organization and Qualification.

(a)
The Company is a corporation duly incorporated and validly existing under the laws of Alberta and has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted. The Company is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, and has all Authorizations required to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect.

(b)
True and complete copies of the Constating Documents of the Company and each of its Subsidiaries have been disclosed in the Company Data Room and no action has been taken to amend or supersede such documents.

(2)	Corporate Authorization.
The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery and performance by the Company of this Agreement and the consummation of the Arrangement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the Arrangement other than approval by the Company Board of the Company Circular, approval by the Company Shareholders in the manner required by the Interim Order and Law and approval by the Court.

(3)	Execution and Binding Obligation.
This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)	Governmental Authorization.
The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Arrangement does not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity other than (%4) the Interim Order and any approvals required by the Interim Order; (%3) the Final Order; (%3) filings with the Registrar under the ABCA; (%3) the Requested Approvals; (%3) compliance with Securities Law; and (%3) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

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(5)	No Conflict/ Non- Contravention.

(e)
The execution, delivery and performance by the Company of this Agreement and the consummation of the Arrangement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	contravene, conflict with, or result in any violation or breach of the Constating Documents of the Company;

(ii)	assuming compliance with the matters referred to in Section (4) above, contravene, conflict with or result in a violation or breach of Law;

(iii)
allow any Person to exercise any rights, require any consent or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Contract, lease or other instrument, indenture, deed of trust, mortgage, bond or any Authorization to which the Company or any of its Subsidiaries is a party of by which the Company or any of its Subsidiaries is bound; or

(iv)	result in the creation or imposition of any Lien upon any of the Company’s assets or the assets of any of its Subsidiaries;
with such exceptions, in the case of paragraphs (ii) through (iv), as would not be reasonably expected to individually or in the aggregate have a Material Adverse Effect / prevent, adversely impair or materially delay the consummation of the Arrangement.

(6)	Capitalization.

(a)
The authorized capital of the Company consists of an unlimited number of Company Shares. As of the close of business on the date of this Agreement, there were issued and outstanding 74,621,494 Company Shares. All outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of the Company Shares issuable upon the exercise of options under the Company Stock Option Plan, including outstanding Company Options and the Company Shares issuable upon exercise or conversion of the Company Debentures, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre‑emptive rights. No Company Shares have been issued and no Company Options have been granted in violation of any Law or any pre-emptive or similar rights applicable to them.

(b)
Section (6)(b) of the Company Disclosure Letter sets forth, in respect of each Company Option outstanding as of the date of this Agreement: (%3) the number of Company Shares issuable upon exercise; (%3) the exercise price payable; (%3) the date of grant; (%3) the date of expiry; (%3) the name of the registered holder, identifying whether such holder is not an employee of the Company; and (%3) the extent to which such Company Options are vested and are exercisable, identifying whether such vesting or

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exercise may be accelerated as a result, either alone or together with another event or occurrence, of the Arrangement. The Company Stock Option Plan and the issuance of Company Shares under such plan (including all outstanding Company Options) have been duly authorized by the Company Board in compliance with Law and the terms of the Company Stock Option Plan, and have been recorded on the Company’s financial statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices.

(c)
Except for rights under the Company Stock Option Plan, including outstanding Company Options, the Company Debentures as set out in Section (6)(c) of the Company Disclosure Letter, there are no issued, outstanding or authorized options, warrants, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Company or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of the Company or any of its Subsidiaries, or give any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, or the value of which is based on the value of the securities of the Company or any of its Subsidiaries;

(d)	There are no issued, outstanding or authorized share appreciation rights and the Company’s share appreciation rights plan dated March 9, 2010 has been properly terminated;

(e)	Except for the Company Options and the Company Debentures, there are no issued, outstanding or authorized:

(i)
obligations to repurchase, redeem or otherwise acquire any securities of the Company or any of its Subsidiaries, or qualify securities for public distribution in Canada or elsewhere, or with respect to the voting or disposition of any securities of the Company or any of its Subsidiaries; or

(ii)
notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Company Shares on any matter.

(f)	All dividends or distributions on securities of the Company that have been declared or authorized have been paid in full.

(7)	Shareholders’ and Similar Agreements.
The Company is not party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the Company or any of its Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Company or any of its Subsidiaries and the Company has not adopted a shareholder rights plan or any other similar plan or agreement, other than the Company Shareholder Rights Plan.

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(8)	Subsidiaries.

(c)
The following information with respect to each Subsidiary of the Company is accurately set out in Section (8) of the Company Disclosure Letter: (%3) its name; (%3) the number, type and principal amount, as applicable, of its outstanding equity securities or other equity interests and a list of registered holders of capital stock or other equity interests; and (%3) its jurisdiction of incorporation, organization or formation.

(d)
Each Subsidiary is a corporation, partnership, trust or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be, and has all requisite corporate, trust or partnership power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a Material Adverse Effect.

(e)
The Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each of the Subsidiaries, free and clear of any Liens, all such shares or other equity interests so owned by the Company have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or interests have been issued in violation of any pre-emptive or similar rights. Except for the shares or interests owned by the Company in any Subsidiary, the Company does not own, beneficially or of record, any equity interests of any kind in any other Person.

(f)
If duly authorized by its board of directors or similar governing authority and subject to applicable Law, no Subsidiary of the Company is prohibited, directly or indirectly, from paying any distributions, dividends or interest payments to the Company, from making any other distribution on such Subsidiary’s share capital or other ownership interest, from repaying to the Company any notes, loans or advances to such subsidiary or from transferring any of such Subsidiary’s property or assets to the Company in each case in any material respect.

(9)	Securities Law Matters.

(a)
The Company is a “reporting issuer” under Securities Laws in each of the provinces and territories of Canada. The Company Shares are registered pursuant to The U.S. Exchange Act. The Company Shares are listed and posted for trading on the Company Exchanges and The Company Debentures are listed and posted for trading on the TSX. The Company is not in material default of Securities Laws.

(b)
The Company has not taken any action to cease to be a reporting issuer in any province or territory of Canada nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. To the knowledge of the Company, no delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company is pending, in effect, has been threatened, or is expected to be implemented or undertaken, and the Company is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

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(c)
The Company has timely filed or furnished all Company Filings required to be filed or furnished by the Company with any Governmental Entity or Securities Authority (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations). Each of the Company Filings complied as filed with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation.

(d)
The Company has provided to the Purchaser true and complete copies of all documents filed with or furnished to a Securities Authority on a confidential basis (including complete copies of any documents redacted for confidentiality or other reasons). To the knowledge of the Company, there are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Company Filings and neither the Company nor any of the Company Filings is the subject of an ongoing audit, review, comment or investigation by any Securities Authority or any of the Company Exchanges.

(e)	The Company is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act.

(10)	Financial Statements.

(a)
The audited consolidated financial statements and the consolidated interim financial statements of the Company (including, in each case, any the notes or schedules to and the auditor’s report on such financial statements) included in the Company Filings or otherwise publicly disseminated by the Company in respect of any subsequent period prior to the Effective Date (%3) were prepared or shall be prepared, as applicable, in accordance with GAAP and Law, (%3) complied or shall comply, as applicable, as to form in all material respects with applicable accounting requirements in Canada, and (%3) fairly present or shall fairly present, as applicable, in all material respects, the assets, liabilities (whether accrued, absolute, contentment or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries for the respective periods covered by such financial statements, in each case, to the extent required by GAAP (except as may be expressly indicated in the notes to such financial statements).

(b)
The Company does not intend to correct or restate, nor, to the knowledge of the Company, is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Section (10). The selected financial data and the summary financial information included in the Company Filings present fairly the information shown in the Company Filings and have been compiled on a basis consistent with that of the audited financial statements included in the Company Filings. The other financial and operational information included in the Company Filings presents fairly the information included in the Company Filings.

(c)	Except as disclosed in the Company Filings, there are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other

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relationships of the Company or any of its Subsidiaries with unconsolidated entities or other Persons.

(d)
The financial books, records and accounts of the Company and each of its Subsidiaries: (%3) have been maintained, in all material respects, in accordance with GAAP, (%3) are stated in reasonable detail, (%3) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its Subsidiaries, and (%3) accurately and fairly reflect the basis for the Company’s financial statements.

(11)	Disclosure Controls and Internal Control over Financial Reporting.

(a)
The Company has established and maintains disclosure controls and procedures (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) to provide reasonable assurance that: (i) material information relating to the Company is made known to the Company’s management, including its chief financial officer and chief executive officer, particularly during the periods in which the Company’s interim filings and annual filings (as such terms are defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) are being prepared; and (ii) information required to be disclosed by the Company in such annual or interim filings or other reports filed or submitted by it under Securities Laws, is recorded, processed, summarized and reported within the time periods specified in Securities Laws.

(b)
As of the date of this Agreement, there is no material weakness (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company.

(c)
Since December 31, 2011, none of the Company, any of its Subsidiaries or, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters, which has not been resolved to the satisfaction of the audit committee of the Company Board.

(12)	No Undisclosed Liabilities.

(a)
There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (%3) disclosed, or otherwise, in the Company Filings; (%3) incurred in the Ordinary Course; (%3) incurred in connection with this Agreement; or (%3) liabilities that are not required to be disclosed under GAAP.

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(b)	The principal amount of all material indebtedness for borrowed money of the Company and its Subsidiaries, including capital leases, is disclosed in Section (12)(b) of the Company Disclosure Letter.

(13)	Oil and Gas Matters.

(a)
Section (13)(a) of the Company Disclosure Letter provides a complete list and description of all of the Petroleum and Natural Gas Interests of the Company and its Subsidiaries. The Company has provided to the Purchaser all material information regarding all Petroleum and Natural Gas Interests owned, leased, or otherwise in which an interest is held by the Company or its Subsidiaries that are material to the conduct of the business of the Company or its Subsidiaries, and all such information made available to the Purchaser is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading.

(b)
The Petroleum and Natural Gas Interests of the Company and its Subsidiaries disclosed in the Company Filings were evaluated and reported in accordance with accepted engineering practices and applicable Securities Laws and were, at such date, in compliance in all material respects with the requirements applicable to the presentation of such reserves and resources in documents, including without limitation the provisions of National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities. There has been no material reduction in the aggregate amount of reserves and resources of the Company and its Subsidiaries from the amounts publicly disclosed by the Company.

(c)
The Company and each of its Subsidiaries has conducted and is conducting its respective business in accordance with good oilfield practices and in compliance with Law, and, in particular, all applicable licencing and Environmental Laws or other lawful requirements of any Governmental Entities applicable to it in each jurisdiction in which it carries on business and holds all Authorizations in all jurisdictions in which it carries on business or which are necessary to carry on the business of the Company and any of its Subsidiaries, as now conducted, and none of such Authorizations contains any burdensome term, provision, condition or limitation, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)
All Taxes and assessments based on, or measured by, the ownership of the Petroleum and Natural Gas Interests of the Company or any of its Subsidiaries or the production of Petroleum Substances from such Petroleum and Natural Gas Interests, or the receipt of proceeds from them, and all royalties and rentals accruing prior to the Effective Date, that are payable by the Company or any of its Subsidiaries with respect to their Petroleum and Natural Gas Interests will at the Effective Date have been properly paid.

(e)
In those cases where the Company or any of its Subsidiaries is the operator, the Petroleum and Natural Gas Interests of the Company or its Subsidiaries have been operated and maintained in a manner consistent with prudent practices in the petroleum and natural gas industry in the jurisdictions where they are located, in compliance with joint operating agreements and in compliance with Law and all orders of all Governmental Entities having jurisdiction over the same and, in cases where neither the Company nor

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any of its Subsidiaries is the operator thereof, the Company has no knowledge that such has not been, is not or will not be the case.

(f)
Neither the Company nor any of its Subsidiaries has elected or refused to participate in any exploration, development or other operations on its Petroleum and Natural Gas Interests which has or may give rise to any penalties, forfeitures or reduction of its interest by virtue of any conversion or other alteration occurring under the title and operating documents which govern the Company’s or any of its Subsidiaries’ ownership and operation of their Petroleum and Natural Gas Interests.

(g)
Other than as set forth in Section (13)(g) of the Company Disclosure Letter, the Company does not have any currently outstanding interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments.

(h)
The Company has made available to DeGolyer, prior to the issuance of the DeGolyer Report, all information material to an adequate determination of oil and gas reserves and resources, none of which information contained a Misrepresentation and, except for any impact of changes in commodity prices, which may or may not be material, the Company has no knowledge of any change in the production, costs, price, reserves, estimates of future net production revenues or other relevant information from that disclosed in the DeGolyer Report except as would not have a Material Adverse Effect in respect of the Company.

(i)
The DeGolyer Report complies with the requirements of National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities and reasonably presents the quantity of estimated oil and gas reserves and resources attributable to the properties evaluated therein as at the date stated therein based upon information available at the time the DeGolyer Report was prepared and the assumptions as to commodity prices and costs contained therein DeGolyer has not provided any updates, amendments or revisions to the information contained in the DeGolyer Report, nor has DeGolyer re-evaluated any of the reserves of the Company since the DeGolyer Report.

(j)
The Company and its Subsidiaries are the legal and/or beneficial owners, in accordance with the Laws of Egypt and Yemen, as applicable, of all right, title and interest in the Petroleum and Natural Gas Interests set forth in Section (13)(j) of the Company Disclosure Letter and other oil and gas facilities of the Company and its Subsidiaries, free and clear of any defects, failures or impairments in the title of the Company or any of its Subsidiaries.

(k)
The Company and its Subsidiaries hold their Petroleum and Natural Gas Interests under valid and subsisting leases, licenses, permits, concessions, concession agreements, contracts, subleases, reservations, or other agreements.

(l)
The Company and each of its Subsidiaries has duly and timely satisfied all of the obligations required to be satisfied, performed and observed by it under, and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or any of its Subsidiaries under any leases, gas purchase contracts or any other agreement pertaining to their respective Petroleum and Natural Gas Interests or to their other respective assets or

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properties and each such lease, contract or other agreement is enforceable and in full force and effect.

(m)
Subject to the rights, covenants, conditions and stipulations in the title documents and any agreement pertaining to its assets or properties (including the Petroleum and Natural Gas Interests of the Company and any of its Subsidiaries) and on the lessee’s or holder’s part thereunder to be paid or performed and observed, the Company and each of its Subsidiaries may enter into and upon, hold and enjoy its respective property and assets (including its respective Petroleum and Natural Gas Interests) for the remainder of their respective terms and all renewals, variations or extensions thereof for its own use and benefit without any lawful interruption of or by any other person whomsoever claiming by, through or under the Company or any of its Subsidiaries.

(n)	Neither the Company’s, nor any of its Subsidiaries assets and properties (including their respective Petroleum and Natural Gas Interests) are subject to any Take or Pay Obligations.

(14)	Non‑Arm’s Length Transactions.
Neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, the Company or any of its Subsidiaries or any of their respective affiliates or associates (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). There are no material Contracts with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Company or any of its Subsidiaries, or any of their respective affiliates or associates.

(15)	No “Collateral Benefit”.
To the knowledge of the Company, except as set out in Section (15) of the Company Disclosure Letter, no related party of the Company (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Company Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

(16)	Absence of Certain Changes or Events.
Since December 31, 2012, except as disclosed in the Company Filings or Section (16) of the Company Disclosure Letter and other than the transactions contemplated in this Agreement, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course and there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, a Material Adverse Effect.

(17)	Financial Information.
No forecast, budget or projection provided by or on behalf of the Company to the Purchaser contains any Misrepresentation and such forecasts, budgets and projections were prepared in good faith, disclosed all relevant assumptions and contain reasonable estimates of the prospects of the business of the Company.

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(18)	Compliance with Laws.
The Company, each of its Subsidiaries and, to the knowledge of the Company, each of their respective directors and officers is, and since December 31, 2011 has been, in compliance with Law. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, their respective officers or directors has been convicted of any crime, has engaged in any conduct that could result in criminal liability or disqualification by a Governmental Entity or is under any investigation with respect to, has been charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Law or disqualification by a Governmental Entity.

(19)	Money Laundering Laws and Foreign Corrupt Practices.

(a)
The operations of the Company and its Subsidiaries are, and have been conducted at all times in compliance with the record-keeping and reporting requirements of the anti-money laundering and anti-terrorism statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entities to which the Company or its Subsidiaries is subject (collectively, the “Money Laundering Laws”), and no action, suit, proceeding or investigation by or before any Governmental Entity involving the Company or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(b)
Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, agents, employees, consultants or other Persons acting on behalf of the Company or any of its Subsidiaries has offered or given, and the Company is not aware of and does not have any knowledge of any Person that has offered or given on its behalf, anything of value to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, any customer or member of any Governmental Entity, or any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, for the purpose of any of the following:

(i)	influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function;

(ii)
inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person or otherwise to obtain or retain an advantage in the course of business; or

(iii)
where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person.

(c)	There have been no actions taken by the Company or its Subsidiaries or, to the knowledge of the Company, by any Persons on behalf of the Company or its Subsidiaries, that

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would cause the Company or its Subsidiaries or such Persons to be in violation of the Corruption of Foreign Public Officials Act (Canada), as amended, the Foreign Corrupt Practices Act of 1977 (United States), as amended, (collectively, the “Corruption Acts”) or any similar legislation in any jurisdiction in which the Company and its Subsidiaries conduct their business and to which the Company and its Subsidiaries may be subject.

(d)	The financial records of the Company and its Subsidiaries have at all times been maintained in compliance with the Corruption Acts.

(e)
There are no proceedings or investigations under the Corruption Acts or any similar legislation in any jurisdiction in which the Company and its Subsidiaries conduct their business pending against the Company or its Subsidiaries, nor any of their respective directors, officers, agents, employees, consultants or other Persons acting on behalf of the Company or any of its Subsidiaries, or to the knowledge of the Company, threatened against or affecting, the Company or its Subsidiaries or any of their respective directors, officers, agents, employees, consultants or other Persons acting on behalf of the Company or any of its Subsidiaries.

(20)	Sanctions Legislation.

(a)
Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, agents, employees, consultants or other Persons acting on behalf of the Company or any of its Subsidiaries has been or is currently subject to any economic or financial sanctions or trade embargoes imposed, authorized, administered or enforced by any Sanctions Authority (collectively, “Sanctions”), or has acted, whether directly or indirectly, in violation of any Sanctions and furthermore will not take any action, directly or indirectly, in violation of any Sanctions.

(b)
Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, agents, employees, consultants or other Persons acting on behalf of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, including, but not limited to sales, transactions, contracts, loans or investments, in any currency, in or with any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority, any Person operating, organized or resident in a Sanctioned Country or any Person controlled by such Person (a “Sanctioned Person”). Neither the Company, its Subsidiaries nor any of their affiliates are owned or affiliated by or with any Sanctioned Person or a government of a country or territory which is the subject or target of any Sanctions (a “Sanctioned Country”) and no director, officer, agent, employee, consultant, representative or affiliate of the Company or any of its Subsidiaries is a Sanctioned Person or is employed by or affiliated with the government, or is resident in, a Sanctioned Country.

(21)	Authorizations and Licenses.

(a)
Section (21)(a) of the Company Disclosure Letter lists and describes all material Authorizations that are required by Law in connection with the operation of the business of the Company or any of its Subsidiaries as presently conducted, or in connection with the ownership, operation or use of the assets of the Company or any of its Subsidiaries.

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(b)
The Company or its Subsidiaries, as applicable, lawfully hold, own or use, and have complied with, all such Authorizations. Each Authorization is valid and in full force and effect in accordance with its terms.

(c)
No action, investigation or proceeding is pending in respect of or regarding any such Authorization and none of the Company, its Subsidiaries or any of their respective officers or directors has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization.

(22)	Opinion of Financial Advisors.
The Company Board and the Company Special Committee have received the Company Fairness Opinion. A true and complete copy of the engagement letter between the Company and Scotia has been disclosed in the Company Data Room and the Company has made true and complete disclosure to the Purchaser of all fees, commissions or other payments that may be incurred pursuant to such engagement or that may otherwise be payable to Scotia.

(23)	Finders’ Fees.
Except for the engagement letter between the Company and Scotia and the fees payable under or in connection with such engagement, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries, or any of their respective officers, directors or employees, in connection with the Agreement or any other transaction contemplated by this Agreement.

(24)	Company Board and Company Special Committee Approval.

(a)
The Company Special Committee after consultation with its financial and legal advisors, has unanimously recommended that the Company Board approve the Arrangement and that the Company Shareholders vote in favour of the Arrangement Resolution.

(b)
The Company Board , acting on the unanimous recommendation in favour of the Arrangement by the Company Special Committee, has unanimously: (%3) determined that the number of New Purchaser Shares to be received by the Company Shareholders pursuant to the Arrangement and this Agreement is fair to such holders and that the Arrangement is in the best interest of the Company and the Company Shareholders; (%3) resolved to unanimously recommend that the Company Shareholders vote in favour of the Arrangement Resolution; and (%3) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

(c)
Each of the directors and officers of the Company has advised the Company and the Company believes that they intend to vote or cause to be voted all Company Shares beneficially held by them in favour of the Arrangement Resolution in accordance with the terms of the Company Voting Agreements.

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(25)	Company Material Contracts.

(a)
Section (25)(a) of the Company Disclosure Letter sets out a complete and accurate list of all Company Material Contracts. True and complete copies of the Company Material Contracts have been disclosed in the Company Data Room.

(b)
Each Company Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company or a Subsidiary, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity) and is the product of fair and arms’ length negotiations between each of the parties to such Company Material Contracts.

(c)
The Company and each of its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and neither the Company nor any of its Subsidiaries is in material breach or default under any Company Material Contracts, nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(d)
To the Company’s knowledge, none of the Company or any of its Subsidiaries has received any notice (whether written or oral) of, any breach or default under nor does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Company Material Contract by any other party to a Company Material Contract to the extent that such breach or default would reasonably be expected to have a Material Adverse Effect.

(e)
To the Company’s Knowledge, the Company has not received any notice (whether written or oral), that any party to a Company Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any of its Subsidiaries, and no such action has been threatened, in each case to the extent that such cancellation, termination, modification or non-renewal could reasonably be expected to have a Material Adverse Effect.

(26)	Litigation.

(a)
Except as disclosed in Section (26)(a) of the Company Disclosure Letter there is no claim, action, inquiry, proceeding or investigation in effect or ongoing or, to the knowledge of the Company, pending or threatened against or relating to the Company or any of its Subsidiaries, the business of the Company or any of its Subsidiaries or affecting any of their respective current or former properties or assets by or before any Government Entity. None of the proceedings disclosed in Section (26)(a) of the Company Disclosure Letter, if determined adverse to the interests of the Company or its Subsidiaries, would have, or reasonably could be expected to have a Material Adverse Effect; nor are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation.

(b)
There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company any of its Subsidiaries before any Governmental Entity.

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(c)	Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have, a Material Adverse Effect.

(27)	Environmental Matters.

(a)
No written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in material violation of, or has any material liability or potential material liability under, any Environmental Law, and, to the Company’s knowledge, there are no material judicial, administrative or other actions, suits or proceedings pending or threatened against the Company or any of its Subsidiaries which allege a material violation of, or any material liability or potential material liability under, any Environmental Laws; and the Company is not aware of any facts or circumstances that reasonably could be expected to give rise to any such notice, claim, order, complaint or penalty.

(b)
The Company and each of its Subsidiaries has all material environmental Authorizations necessary for the operation of their respective businesses and to comply with all Environmental Laws; and the operations of the Company and each of its Subsidiaries are in compliance in all material respects with the terms of Environmental Laws.

(c)	The operations of the Company and its Subsidiaries are and have been conducted in material compliance with all required or applicable Environmental Laws and environmental authorizations.

(d)
Neither the Company nor its Subsidiaries have in a manner that is contrary to Environmental Laws, caused any releases of Hazardous Substances on, at, from or under any real or immovable property currently or formerly owned, operated, occupied or otherwise utilized by the Company or its Subsidiaries, to the extent that such release could reasonably be expected to have a Material Adverse Effect.

(e)
Neither the Company nor its Subsidiaries have, to the knowledge of the Company, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation arising under Environmental Law that is reasonably likely to form the basis of any material liabilities, claims, demands, losses, costs, damages or expenses against the Company or its Subsidiaries.

(f)
To the knowledge of the Company, neither the execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement, shall require any material notification to any Governmental Entity or the undertaking of any investigations or remedial actions pursuant to Environmental Law by the Company or its Subsidiaries.

(g)
The Company has made available all material environmental reports, investigations, studies, audits and other environmental documents that are in the Company’s possession or control and that have been completed within the past three (3) years that relate to the operations of the Company and its Subsidiaries or any real or immovable property currently or formerly owned, operated or occupied by the Company and its Subsidiaries.

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(28)	Employees.

(a)
Section (28)(a) of the Company Disclosure Letter sets out a true and complete list of all Company Employees (without showing names or employee numbers) with an annual aggregate compensation in excess of $150,000, including their respective location, hire date and cumulative length of service, position, compensation (including but not limited to salary, wage rates, bonus and commissions), benefits, vacation entitlement in days, current status (full time or part-time, active or non-active (and if non-active, the reason for leave)) and whether they are subject to a written employment Contract or a Company Change of Control Payment as well as a list of all former Company Employees to whom the Company or any of its Subsidiaries has any outstanding obligations exceeding $100,000, indicating the nature and the value of such obligations.

(b)
Each independent contractor of the Company has been properly classified as an independent contractor and neither the Company nor any Subsidiary has received any notice from any Governmental Entity disputing such classification.

(c)
All written employment Contracts in relation to employees of the Company Employees have been disclosed in the Company Data Room`. No Company Employee has indicated to the Company or its Subsidiaries that he or she intends to resign, retire or terminate his or her engagement with the Company as a result of the transactions contemplated by this Agreement or otherwise.

(d)
The Company and its Subsidiaries are materially in compliance with all terms and conditions of employment and all Law respecting employment, including pay equity, wages, hours of work, overtime, human rights and occupational health and safety, and there are no outstanding claims, complaints, investigations or orders under any such Law and there is no basis for such claim.

(e)	The Company has not and is not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, threatened against the Company.

(f)
All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under Employee Plans and other similar accruals have either been paid or are accurately reflected in the books and records of the Company or of the applicable Subsidiary. The Company has provided to the Purchaser all written policies or in the case of oral policies, has described the same in Section (28)(f) of the Company Disclosure Letter, relating to expense reimbursement of employees whether they are reimbursed on an individual or collective basis.

(g)
Except as disclosed in Section (28)(a) of the Company Disclosure Letter, no Company Employee has any Contract in relation to such employee’s termination, length of notice, pay in lieu of notice, severance, job security or similar provisions other than such as results by law from the employment of an employee without an agreement as to notice or severance, nor are there any change of control payments, golden parachutes, severance payments, retention payments, Contracts or other agreements with current or former Company Employees providing for cash or other compensation or benefits upon the consummation of, or relating to, the Arrangement or any other transaction

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contemplated by this Agreement, including a change of control of the Company or of any of its Subsidiaries.

(h)
There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and neither the Company nor any Subsidiary has been reassessed in any respect under such legislation during the past three years and, no audit of the Company or any Subsidiary is currently being performed pursuant to any applicable workplace safety and insurance legislation. As of the date of this Agreement, there are no claims or potential claims which may adversely affect the Company or any Subsidiary’s accident cost experience.

(i)
There are no charges pending under applicable occupational health and safety legislation (“OHSA”). The Company has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

(j)
There have been no fatal or critical accidents which have occurred in the course of the operation of the business since December 31, 2011 which could reasonably be expected to lead to charges under Law.

(29)	Collective Agreements.

(a)	There is no Collective Agreement in force with respect to the employees of the Company nor is there any Contract with any employee association in respect of the employees of the Company.

(b)
Neither the Company nor any of its Subsidiaries is a party, either directly or indirectly, or by operation of law to any other Collective Agreement and there are no outstanding labour tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for any Company Employees not already covered by a Collective Agreement or any no written or oral agreements or course of conduct which modify the terms of the Collective Agreements. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Company by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, threatened to apply to be certified as the bargaining agent of any employees of the Company.

(c)
There are no threatened or pending union organizing activities involving any employees of the Company. There is no labour strike, dispute, work slowdown or stoppage pending or involving or, threatened against the Company and no such event has occurred within the last five (5) years.

(d)
No trade union has applied to have the Company or any of its Subsidiaries declared a common or related employer pursuant to the Labour Relations Code (Alberta) or any similar legislation in any jurisdiction in which the Company or any of its Subsidiaries carries on business.

(e)	None of the Company or any of its Subsidiaries has engaged in any lay-off activities within the past three years that would violate or in any way subject the Company or any

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of its Subsidiaries to the group termination or lay-off requirements of the applicable provincial employment standards Law or other Law.

(f)
There are no outstanding labour tribunal proceedings of any kind or other event of any nature whatsoever, including any proceedings which could result in certification, interim certification, voluntary recognition, or succession rights of a trade union, council of trade unions, employee bargaining agencies, affiliated bargaining agent or any other Person as bargaining agent for any Company Employees not already covered by a Collective Agreement.

(30)	Employee Plans.

(a)
Section (30)(a) of the Company Disclosure Letter lists and describes all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, severance, termination, pension or supplemental retirement plans and other employee or director employment, compensation or benefit plans, policies, trusts, funds, arrangements, Contracts or other agreements for the benefit of directors or former directors of the Company or any of its Subsidiaries, Company Employees or former Company Employees, which are maintained by or binding upon the Company or any of its Subsidiaries or in respect of which the Company or any of its Subsidiaries has any actual or potential liability (collectively, the “Employee Plans”).

(b)
The Company has disclosed in the Company Data Room true, correct and complete copies of all the Employee Plans as amended, together with all related documentation including funding and investment management agreements, summary plan descriptions, and material correspondence with regulatory authorities or other relevant Persons. No changes have occurred or are expected to occur which would materially affect the information contained in the financial statements or asset statements required to be provided to the Purchaser.

(c)
Each Employee Plan is and has been established, registered, qualified and, in all material respects, administered in accordance with Law, and in accordance with their terms, the terms of the material documents that support such Employee Plan and the terms of agreements between the Company and/or any of the Subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Employee Plan. No fact or circumstance exists which could adversely affect the registered status of any such Employee Plan.

(d)
All current obligations of the Company or any of its Subsidiaries regarding the Employee Plans have been satisfied. All contributions, premiums or taxes required to be made or paid by the Company or any of its Subsidiaries, as the case may be, under the terms of each Employee Plan or by Law in respect of the Employee Plans have been made in a timely fashion in accordance with Law in all respects and in accordance with the terms of the applicable Employee Plan. The Company has provided full and adequate disclosure of and provision for all such contributions and premiums. No current outstanding notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by the Company or any of its Subsidiaries from any

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applicable Governmental Entity in respect of any Employee Plan that is a pension or retirement plan.

(e)
To the knowledge of the Company, no Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than routine claims for benefits) and there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Employee Plan required to be registered or qualified.

(f)	The Company has not received any payments of surplus out of any Employee Plan and there have been no improper withdrawals or transfers of assets from any Employee Plan.

(g)
No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement.

(h)	None of the Employee Plans (other than pension plans) provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependents of retired employees.

(i)
No provision of any Employee Plan or of any agreement, and no act or omission of the Company, in any way limits, impairs, modifies or otherwise affects the right of the Company to unilaterally amend or terminate any Employee Plan, and no commitments to improve or otherwise amend any Employee Plan have been made.

(j)	None of the Employee Plans enjoy any special tax status under Law, nor have any advance tax rulings been sought or received in respect of any Employee Plan.

(k)
All employee data necessary to administer each Employee Plan in accordance with its terms and conditions and Law is in possession of the Company and such data is complete, correct, and in a form which is sufficient for the proper administration of each Employee Plan.

(l)	The Company does not and has never sponsored or participated in a defined benefit pension plan.

(31)	Insurance.

(a)
Each of the Company and its Subsidiaries is, and has been continuously since December 31, 2011, insured by reputable third party insurers with reasonable and prudent policies appropriate to the size and nature of the business of the Company and its Subsidiaries and their respective assets, including a sufficient level of insurance necessary to comply with the terms and conditions of its Authorizations and the Company Material Contracts.

(b)
Section (31)(b) of the Company Disclosure Letter contains a correct and complete list of insurance policies which are maintained by the Company setting out, in respect of each policy, the type of policy, the name of insurer, the coverage allowance, the expiration date, the annual premium and any pending claims. The Company has disclosed in the

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Company Data Room, true, correct and complete copies of all such policies, bonds or binders (including copies of all written amendments, supplements and other modifications thereto or waivers of rights thereunder), and the most recent inspection reports received from insurance underwriters.

(c)
The third party insurance policies of the Company and its Subsidiaries are in full force and effect in accordance with their terms, and the Company and its Subsidiaries are not in default under the terms of any such policy. There has not been any proposed, contemplated or threatened termination of, or premium increase with respect to, any of such policies.

(d)
The limits contained within such policies have not been exhausted or significantly diminished and no further premiums or payments will be due following the Effective Time with respect to periods of time occurring prior to the Effective Time.

(e)
The Company has made available a complete and accurate claims history for the Company during the past three (3) years including with respect to insurance obtained but not currently maintained, together with a statement of the aggregate amount of claims paid out, and claims pending.

(f)
There is no claim pending under any insurance policy that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. All proceedings covered by any of the insurance policies have been properly reported to and accepted by the applicable insurer.

(g)
The Company is not in default with respect to any of the provisions contained in the insurance policies and has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion.

(h)
There are no circumstances in respect of which any Person could make a material claim under any insurance policy. There has not been any adverse change in the relationship of the Company with its insurers, the availability of coverage, or in the premiums payable pursuant to the insurance policies.

(32)	Taxes.

(a)
All Tax Returns required by law to be filed with any Governmental Entity by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with Law (taking into account any applicable extensions), and all such Tax Returns are, true and complete in all material respects. The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has collected, withheld and remitted to the appropriate Governmental Entity all Taxes due and payable on a timely basis, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP, an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax. There are no currently effective elections, agreements or waivers extending the statutory period or providing for an

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extension of time with respect to the assessment or reassessment of any Taxes, or of the filing of any Tax Return or any payment of Taxes by the Company or any of its Subsidiaries. The Company is a taxable Canadian corporation as defined in the Tax Act.

(b)
The Company and its Subsidiaries have not entered into any transactions or arrangements with persons with whom they do not deal at arm’s length (for purposes of the Tax Act) otherwise than for consideration equal to fair market value, and have, where required, made and maintained documentation that complies with all of the requirements of subsection 247(4) of the Tax Act.

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SCHEDULE E
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

(1)	Organization and Qualification.

(c)
The Purchaser is a corporation duly incorporated and validly existing under the laws of Canada and has the corporate power and authority to own and operate its assets and conduct its business as now owned and conducted. The Purchaser is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, and has all Authorizations required to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect.

(d)
True and complete copies of the Constating Documents of the Purchaser and each of its Subsidiaries have been disclosed in the Purchaser Data Room and no action has been taken to amend or supersede such documents.

(2)	Corporate Authorization.
The Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery and performance by the Purchaser of this Agreement and the consummation of the Arrangement have been duly authorized by all necessary corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the consummation of the Arrangement other than approval by the Purchaser Board of the Purchaser Circular, and approval of the Purchaser Resolution approval by the Purchaser Shareholders in the manner required by Law.

(3)	Execution and Binding Obligation.
This Agreement has been duly executed and delivered by the Purchaser, and constitutes a legal, valid and binding agreement of the Purchaser enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)	Governmental Authorization.
The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Arrangement does not require any Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity other than (%4) the Requested Approvals; (%3) compliance with Securities Law; and (%3) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

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(5)	No Conflict/ Non- Contravention.

(f)
The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Arrangement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(iii)	contravene, conflict with, or result in any violation or breach of the Constating Documents of the Purchaser;

(iv)	assuming compliance with the matters referred to in Section (4) above, contravene, conflict with or result in a violation or breach of Law;

(v)
allow any Person to exercise any rights, require any consent or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Purchaser is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Contract, lease or other instrument, indenture, deed of trust, mortgage, bond or any Authorization to which the Purchaser or any of its Subsidiaries is a party of by which the Purchaser or any of its Subsidiaries is bound; or

(vi)	result in the creation or imposition of any Lien upon any of the Purchaser’s assets or the assets of any of its Subsidiaries;
with such exceptions, in the case of paragraphs (ii) through (iv), as would not be reasonably expected to individually or in the aggregate have a Material Adverse Effect / prevent, adversely impair or materially delay the consummation of the Arrangement.

(6)	Capitalization.

(g)
The authorized capital of the Purchaser consists of an unlimited number of Purchaser Shares. As of the close of business on the date of this Agreement, there were issued and outstanding 146,663,857 Purchaser Shares. All outstanding Purchaser Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of the Purchaser Shares issuable upon the exercise of the Purchaser Options, the Purchaser Shares issuable upon the exercise of the Purchaser Awards and the Purchaser Shares issuable upon exercise or conversion of the Purchaser Debentures, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be issued in violation of any pre‑emptive rights. No Purchaser Shares have been issued and no Purchaser Options or Purchaser Awards have been granted in violation of any Law or any pre‑emptive or similar rights applicable to them.

(h)
Except for rights under the Purchaser Stock Option Plan and the Purchaser Long Term Incentive Plan, including outstanding Purchaser Options and Purchaser Awards, and the Purchaser Debentures, there are no issued, outstanding or authorized options, warrants, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Purchaser or any of its Subsidiaries to, directly or indirectly, issue or sell

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any securities of the Purchaser or any of its Subsidiaries, or give any Person a right to subscribe for or acquire, any securities of the Purchaser or any of its Subsidiaries, or the value of which is based on the value of the securities of the Purchaser or any of its Subsidiaries.

(i)	Except for the Purchaser Options, the Purchaser Awards and the Purchaser Debentures, there are no issued, outstanding or authorized:

(i)
obligations to repurchase, redeem or otherwise acquire any securities of the Purchaser or any of its Subsidiaries, or qualify securities for public distribution in Canada or elsewhere, or with respect to the voting or disposition of any securities of the Purchaser or any of its Subsidiaries; or

(ii)
notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Purchaser Shares on any matter.

(j)	All dividends or distributions on securities of the Purchaser that have been declared or authorized have been paid in full.

(7)	Subsidiaries.

(c)
The following information with respect to each Subsidiary of the Purchaser is accurately set out in Section (7) of the Purchaser Disclosure Letter: (%3) its name; (%3) the number, type and principal amount, as applicable, of its outstanding equity securities or other equity interests and a list of registered holders of capital stock or other equity interests; and (%3) its jurisdiction of incorporation, organization or formation.

(d)
Each Subsidiary is a corporation, partnership, trust or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be, and has all requisite corporate, trust or partnership power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)
The Purchaser is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each of the Subsidiaries, free and clear of any Liens, all such shares or other equity interests so owned by the Purchaser have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or interests have been issued in violation of any pre‑emptive or similar rights. Except for the shares or interests owned by the Purchaser in any Subsidiary, the Purchaser does not own, beneficially or of record, any equity interests of any kind in any other Person.

(f)
If duly authorized by its board of directors or similar governing authority and subject to applicable Law, no Subsidiary of the Purchaser is prohibited, directly or indirectly, from paying any distributions, dividends or interest payments to the Purchaser, from

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making any other distribution on such Subsidiary’s share capital or other ownership interest, from repaying to the Purchaser any notes, loans or advances to such subsidiary or from transferring any of such Subsidiary’s property or assets to the Purchaser in each case in any material respect.

(8)	Securities Law Matters.

(g)
The Purchaser is a “reporting issuer” under Securities Laws in each of the provinces and territories of Canada. The Purchaser Shares are listed on the Official List and to trading on the LSE and the Purchaser Debentures are listed and posted for trading on the Luxembourg Stock Exchange. The Purchaser is not in material default of Securities Laws.

(h)
The Purchaser has not taken any action to cease to be a reporting issuer in any province or territory of Canada nor has the Purchaser received notification from any Securities Authority seeking to revoke the reporting issuer status of the Purchaser. To the knowledge of the Purchaser, no delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Purchaser is pending, in effect, has been threatened, or is expected to be implemented or undertaken, and the Purchaser is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(i)
The Purchaser has timely filed or furnished all Purchaser Filings required to be filed or furnished by the Purchaser with any Governmental Entity. Each of the Purchaser Filings complied as filed with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation.

(j)
The Purchaser has provided to the Company true and complete copies of all documents filed with or furnished to a Securities Authority on a confidential basis (included complete copies of any documents redacted for confidentiality or other reasons). To the knowledge of the Purchaser, there are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Purchaser Filings and neither the Purchaser nor any of the Purchaser Filings is the subject of an ongoing audit, review, comment or investigation by any Securities Authority or the LSE.

(k)	The Purchaser is a “foreign private issuer” as defined in Rule 3b-4 of the U.S. Exchange Act.

(9)	Financial Statements.

(f)
The audited consolidated financial statements and the consolidated interim financial statements of the Purchaser (including, in each case, any the notes or schedules to and the auditor’s report on such financial statements) included in the Purchaser Filings or otherwise publicly disseminated by the Purchaser in respect of any subsequent period prior to the Effective Date (%3) were prepared or shall be prepared, as applicable, in accordance with GAAP and Law, (%3) complied or shall comply, as applicable, as to form in all material respects with applicable accounting requirements in Canada, and (%3) fairly present or shall fairly present, as applicable, in all material respects, the assets, liabilities (whether accrued, absolute, contentment or otherwise), consolidated

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financial position, results of operations or financial performance and cash flows of the Purchaser and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of the Purchaser and its Subsidiaries for the respective periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements).

(g)
The Purchaser does not intend to correct or restate, nor, to the knowledge of the Purchaser is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Section (10). The selected financial data and the summary financial information included in the Purchaser Filings present fairly the information shown in the Purchaser Filings and have been compiled on a basis consistent with that of the audited financial statements included in the Purchaser Filings. The other financial and operational information included in the Purchaser Filings presents fairly the information included in the Purchaser Filings.

(h)
Except as disclosed in the Purchaser Filings, there are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Purchaser or any of its Subsidiaries with unconsolidated entities or other Persons.

(i)
The financial books, records and accounts of the Purchaser and each of its Subsidiaries: (%3) have been maintained, in all material respects, in accordance with GAAP, (%3) are stated in reasonable detail, (%3) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Purchaser and its Subsidiaries, and (%3) accurately and fairly reflect the basis for the Purchaser’s financial statements.

(10)	Disclosure Controls and Internal Control over Financial Reporting.

(e)
The Purchaser has established and maintains disclosure controls and procedures (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) to provide reasonable assurance that: (%4) material information relating to the Purchaser is made known to the Purchaser’s management, including its chief financial officer and chief executive officer, particularly during the periods in which the Purchaser’s interim filings and annual filings (as such terms are defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) are being prepared; and (%3) information required to be disclosed by the Purchaser in such annual or interim filings or other reports filed or submitted by it under Securities Laws, is recorded, processed, summarized and reported within the time periods specified in Securities Laws.

(f)
As of the date of this Agreement, there is no material weakness (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Purchaser.

(g)
Since December 31, 2011, none of the Purchaser, any of its Subsidiaries or, to the Purchaser’s knowledge, any director, officer, employee, auditor, accountant or representative of the Purchaser or any of its Subsidiaries has received or otherwise

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obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion, or claim that the Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters, which has not been resolved to the satisfaction of the audit committee of the Purchaser Board.

(11)	No Undisclosed Liabilities.
There are no material liabilities or obligations of the Purchaser or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (%4) disclosed, or otherwise, in the Purchaser Filings; (%3) incurred in the Ordinary Course; or (%3) incurred in connection with this Agreement.

(12)	Oil and Gas Matters.

(c)
Section (12)(a) of the Purchaser Disclosure Letter provides a complete list and description of all of the Petroleum and Natural Gas Interests of the Purchaser and its Subsidiaries. The Purchaser has provided to the Company all material information regarding all Petroleum and Natural Gas Interests owned, leased, or otherwise in which an interest is held by the Purchaser or its Subsidiaries that are material to the conduct of the business of the Purchaser or its Subsidiaries, and all such information made available to the Company is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading.

(d)
The Petroleum and Natural Gas Interests of the Purchaser and its Subsidiaries disclosed in the Purchaser Filings were evaluated and reported in accordance with accepted engineering practices and applicable Securities Laws and were, at such date, in compliance in all material respects with the requirements applicable to the presentation of such reserves and resources in documents, including without limitation the provisions of National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities. There has been no material reduction in the aggregate amount of reserves and resources of the Purchaser and its Subsidiaries from the amounts publicly disclosed by the Purchaser.

(e)
The Purchaser and each of its Subsidiaries has conducted and is conducting its respective business in accordance with good oilfield practices and in compliance with Law, and, in particular, all applicable licencing and Environmental Laws or other lawful requirements of any Governmental Entities applicable to it in each jurisdiction in which it carries on business and holds all Authorizations in all jurisdictions in which it carries on business or which are necessary to carry on the business of the Purchaser and any of its Subsidiaries, as now conducted, and none of such Authorizations contains any burdensome term, provision, condition or limitation, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)
All Taxes and assessments based on, or measured by, the ownership of the Petroleum and Natural Gas Interests of the Purchaser or any of its Subsidiaries or the production of Petroleum Substances from such Petroleum and Natural Gas Interests, or the receipt of proceeds from them, and all royalties and rentals accruing prior to the Effective Date,

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that are payable by the Purchaser or any of its Subsidiaries with respect to their Petroleum and Natural Gas Interests will at the Effective Date have been properly paid.

(g)
In those cases where the Purchaser or any of its Subsidiaries is the operator, the Petroleum and Natural Gas Interests of the Purchaser or its Subsidiaries have been operated and maintained in a manner consistent with prudent practices in the petroleum and natural gas industry in the jurisdictions where they are located, in compliance with joint operating agreements and in compliance with Law and all orders of all Governmental Entities having jurisdiction over the same and, in cases where neither the Purchaser nor any of its Subsidiaries is the operator thereof, the Purchaser has no knowledge that such has not been, is not or will not be the case.

(h)
Neither the Purchaser nor any of its Subsidiaries has elected or refused to participate in any exploration, development or other operations on its Petroleum and Natural Gas Interests which has or may give rise to any penalties, forfeitures or reduction of its interest by virtue of any conversion or other alteration occurring under the title and operating documents which govern the Purchaser’s or any of its Subsidiaries’ ownership and operation of their Petroleum and Natural Gas Interests.

(i)	The Purchaser does not have any currently outstanding interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments.

(j)
The Purchaser has made available to McDaniel, prior to the issuance of the McDaniel Report, all information material to an adequate determination of oil and gas reserves and resources, none of which information contained a Misrepresentation and, except for any impact of changes in commodity prices, which may or may not be material, the Purchaser has no knowledge of any change in the production, costs, price, reserves, estimates of future net production revenues or other relevant information from that disclosed in the McDaniel Report except as would not have a Material Adverse Effect in respect of the Purchaser.

(k)
The McDaniel Report complies with the requirements of National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities and reasonably presents the quantity of estimated oil and gas reserves and resources attributable to the properties evaluated therein as at the date stated therein based upon information available at the time the McDaniel Report was prepared and the assumptions as to commodity prices and costs contained therein McDaniel has not provided any updates, amendments or revisions to the information contained in the McDaniel Report, nor has McDaniel re-evaluated any of the reserves of the Purchaser since the McDaniel Report.

(l)
Other than as set forth in Section (12)(j) of the Purchaser Disclosure Letter, the Purchaser and its Subsidiaries are the legal and/or beneficial owners, in accordance with the Laws of Chad, as applicable, of all right, title and interest in the Petroleum and Natural Gas Interests set forth in Section (12)(j) of the Purchaser Disclosure Letter and other oil and gas facilities of the Purchaser and its Subsidiaries, free and clear of any defects, failures or impairments in the title of the Purchaser or any of its Subsidiaries.

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(m)
The Purchaser and its Subsidiaries hold their Petroleum and Natural Gas Interests under valid and subsisting leases, licenses, permits, concessions, concession agreements, contracts, subleases, reservations, or other agreements.

(n)
The Purchaser and each of its Subsidiaries has duly and timely satisfied all of the obligations required to be satisfied, performed and observed by it under, and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Purchaser or any of its Subsidiaries under any leases, gas purchase contracts or any other agreement pertaining to their respective Petroleum and Natural Gas Interests or to their other respective assets or properties and each such lease, contract or other agreement is enforceable and in full force and effect.

(o)
Subject to the rights, covenants, conditions and stipulations in the title documents and any agreement pertaining to its assets or properties (including the Petroleum and Natural Gas Interests of the Purchaser and any of its Subsidiaries) and on the lessee’s or holder’s part thereunder to be paid or performed and observed, the Purchaser and each of its Subsidiaries may enter into and upon, hold and enjoy its respective property and assets (including its respective Petroleum and Natural Gas Interests) for the remainder of their respective terms and all renewals, variations or extensions thereof for its own use and benefit without any lawful interruption of or by any other person whomsoever claiming by, through or under the Purchaser or any of its Subsidiaries.

(p)	Neither the Purchaser’s, nor any of its Subsidiaries assets and properties (including their respective Petroleum and Natural Gas Interests) are subject to any Take or Pay Obligations.

(13)	Non‑Arm’s Length Transactions.
Neither the Purchaser nor any of its Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, the Purchaser or any of its Subsidiaries or any of their respective affiliates or associates (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). There are no material Contracts with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Purchaser or any of its Subsidiaries, or any of their respective affiliates or associates.

(14)	Absence of Certain Changes or Events.
Since December 31, 2012, except as disclosed in the Purchaser Filings and other than the transactions contemplated in this Agreement, the business of the Purchaser and its Subsidiaries has been conducted in the Ordinary Course and there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, a Material Adverse Effect.

(15)	Compliance with Laws.
Other than as set forth in Section (15) of the Purchaser Disclosure Letter, The Purchaser, each of its Subsidiaries and, to the knowledge of the Purchaser, each of their respective directors and officers is, and since December 31, 2011 has been, in compliance with Law. Neither the Purchaser

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nor any of its Subsidiaries or, to the knowledge of the Purchaser, their respective officers or directors has been convicted of any crime, has engaged in any conduct that could result in criminal liability or disqualification by a Governmental Entity or is under any investigation with respect to, has been charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Law or disqualification by a Governmental Entity.

(16)	Money Laundering Laws and Foreign Corrupt Practices.
Other than as set forth in Section (16) of the Purchaser Disclosure Letter:

(a)
The operations of the Purchaser and its Subsidiaries are, and have been conducted at all times in compliance with the record-keeping and reporting requirements of the Money Laundering Laws, and no action, suit, proceeding or investigation by or before any Governmental Entity involving the Purchaser or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

(b)
Neither the Purchaser nor any of its Subsidiaries, nor, to the knowledge of the Purchaser, any of their respective directors, officers, agents, employees, consultants or other Persons acting on behalf of the Purchaser or any of its Subsidiaries has offered or given, and the Purchaser is not aware of and does not have any knowledge of any Person that has offered or given on its behalf, anything of value to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, any customer or member of any Governmental Entity, or any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, for the purpose of any of the following:

(i)	influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function;

(ii)
inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Purchaser or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person or otherwise to obtain or retain an advantage in the course of business; or

(iii)
where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist the Purchaser or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person.

(c)
There have been no actions taken by the Purchaser or its Subsidiaries or, to the knowledge of the Purchaser, by any Persons on behalf of the Purchaser or its Subsidiaries, that would cause the Purchaser or its Subsidiaries or such Persons to be in violation of the Corruption Acts, the UK Bribery Act of 2010 or any similar legislation in any jurisdiction in which the Purchaser and its Subsidiaries conduct their business and to which the Purchaser and its Subsidiaries may be subject.

(d)	The financial records of the Purchaser and its Subsidiaries have at all times been maintained in compliance with the Corruption Acts and the UK Bribery Act of 2010.

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(e)
There are no proceedings or investigations under the Corruption Acts, the UK Bribery Act of 2010 or any similar legislation in any jurisdiction in which the Purchaser and its Subsidiaries conduct their business pending against the Purchaser or its Subsidiaries, nor any of their respective directors, officers, agents, employees, consultants or other Persons acting on behalf of the Purchaser or any of its Subsidiaries, or to the knowledge of the Purchaser, threatened against or affecting, the Purchaser or its Subsidiaries or any of their respective directors, officers, agents, employees, consultants or other Persons acting on behalf of the Purchaser or any of its Subsidiaries.

(17)	Sanctions Legislation.

(a)
Neither the Purchaser nor any of its Subsidiaries, nor, to the knowledge of the Purchaser, any of their respective directors, officers, agents, employees, consultants or other Persons acting on behalf of the Purchaser or any of its Subsidiaries has been or is currently subject to and has not breached any Sanctions, or has acted, whether directly or indirectly, in violation of any Sanctions and furthermore will not take any action, directly or indirectly, in violation of any Sanctions.

(b)
Neither the Purchaser nor any of its Subsidiaries, nor, to the knowledge of the Purchaser, any of their respective directors, officers, agents, employees, consultants or other Persons acting on behalf of the Purchaser or any of its Subsidiaries, is aware of or has taken any action, directly or indirectly, including, but not limited to sales, transactions, contracts, loans or investments, in any currency, in or with any Sanctioned Person. Neither the Purchaser, its Subsidiaries nor any of their affiliates are owned or affiliated by or with any Sanctioned Person or a government of a Sanctioned Country, and no director, officer, agent, employee, consultant, representative or affiliate of the Purchaser or any of its Subsidiaries is a Sanctioned Person or is employed by or affiliated with the government, or is resident in, a Sanctioned Country.

(18)	Authorizations and Licenses.

(a)
Section (18)(a) of the Purchaser Disclosure Letter lists and describes all material Authorizations that are required by Law in connection with the operation of the business of the Purchaser or any of its Subsidiaries as presently or previously conducted, or in connection with the ownership, operation or use of the assets of the Purchaser or any of its Subsidiaries.

(b)
The Purchaser or its Subsidiaries, as applicable, lawfully hold, own or use, and have complied with, all such Authorizations. Each Authorization is valid and in full force and effect in accordance with its terms.

(c)
No action, investigation or proceeding is pending in respect of or regarding any such Authorization and none of the Purchaser, its Subsidiaries or any of their respective officers or directors has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization.

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(19)	Opinion of Financial Advisors.
The Purchaser Board and the Purchaser Special Committee have received the Purchaser Fairness Opinions. True and complete copies of the engagement letter between the Purchaser and RBC and of the engagement letter between the Purchaser and Canaccord have been disclosed in the Purchaser Data Room and the Purchaser has made true and complete disclosure to the Company of all fees, commissions or other payments that may be incurred pursuant to such engagement or that may otherwise be payable to RBC or Canaccord, respectively.

(20)	Finders’ Fees.
Other than as set forth in Section (20) of the Purchaser Disclosure Letter, except for the engagement letter between the Purchaser and RBC and the engagement letter between the Purchaser and Canaccord and the fees payable under or in connection with such engagements, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Purchaser or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from the Purchaser or any of its Subsidiaries, or any of their respective officers, directors or employees, in connection with the Agreement or any other transaction contemplated by this Agreement.

(21)	Purchaser Special Committee Approval.

(d)
The Purchaser Special Committee, after consultation with its financial and legal advisors,, has unanimously: (i) determined that the Arrangement is in the best interests of the Purchaser; (ii) resolved to unanimously recommend that the Purchaser Shareholders vote in favour of the Purchaser Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Purchaser of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

(e)
Each of the directors and officers of the Purchaser has advised the Purchaser and the Purchaser believes that they intend to vote or cause to be voted all Purchaser Shares beneficially held by them in favour of the Purchaser Resolution in accordance with the terms of the Purchaser Voting Agreements

(22)	Purchaser Material Contracts.

(a)
Section (22)(a) of the Purchaser Disclosure Letter sets out a complete and accurate list of all Purchaser Material Contracts. True and complete copies of the Purchaser Material Contracts have been disclosed in the Purchaser Data Room.

(b)
Each Purchaser Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Purchaser or a Subsidiary, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity) and is the product of fair and arms’ length negotiations between each of the parties to such Purchaser Material Contracts.

(c)	The Purchaser and each of its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Purchaser

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Material Contracts and neither the Purchaser nor any of its Subsidiaries is in material breach or default under any Purchaser Material Contracts, nor does the Purchaser have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(d)
To the Purchaser’s knowledge, none of the Purchaser or any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any breach or default under nor does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Purchaser Material Contract by any other party to a Purchaser Material Contract to the extent that such breach or default would reasonably be expected to have a Material Adverse Effect.

(e)
To the Purchaser’s knowledge, the Purchaser has not received any notice (whether written or oral), that any party to a Purchaser Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Purchaser or any of its Subsidiaries, and no such action has been threatened, in each case to the extent that such cancellation, termination, modification or non-renewal could reasonably be expected to have a Material Adverse Effect.

(23)	Litigation.

(a)
There is no claim, action, inquiry, proceeding or investigation in effect or ongoing or, to the knowledge of the Purchaser, pending or threatened against or relating to the Purchaser or any of its Subsidiaries, the business of the Purchaser or any of its Subsidiaries or affecting any of their respective current or former properties or assets, by or before any Governmental Entity. None of the proceedings disclosed in Section (23)(a) of the Purchaser Disclosure Letter, if determined adverse to the interests of the Purchaser or its Subsidiaries, would have, or reasonably could be expected to have a Material Adverse Effect nor are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation.

(b)
There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Purchaser, threatened against or relating to the Purchaser any of its Subsidiaries before any Governmental Entity.

(c)	Neither the Purchaser nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have, a Material Adverse Effect.

(24)	Environmental Matters.

(d)
No written notice, order, complaint or penalty has been received by the Purchaser or any of its Subsidiaries alleging that the Purchaser or any of its Subsidiaries is in material violation of, or has any material liability or potential liability under, any Environmental Law, and, to the Purchaser’s knowledge, there are no material judicial, administrative or other actions, suits or proceedings pending or threatened against the Purchaser or any of its Subsidiaries which allege a material violation of, or any material liability or potential material liability under, any Environmental Laws; and the Purchaser is not aware of any facts or circumstances that reasonably could be expected to give rise to any such notice, claim, order, complaint or penalty.

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(e)
The Purchaser and each of its Subsidiaries has all material environmental Authorizations necessary for the operation of their respective businesses and to comply with all Environmental Laws; and the operations of the Purchaser and each of its Subsidiaries are in compliance in all material respects with the terms of Environmental Laws.

(f)	The operations of the Purchaser and its Subsidiaries are and have been conducted in material compliance with all required or applicable Environmental Laws and environmental authorizations.

(g)
Neither the Purchaser nor its Subsidiaries have in a manner that is contrary to Environmental Laws, caused any releases of Hazardous Substances on, at, from or under any real or immovable property currently or formerly owned, operated, occupied or otherwise utilized by the Purchaser or its Subsidiaries, to the extent that such release could reasonably be expected to have a Material Adverse Effect.

(h)
Neither the Purchaser nor its Subsidiaries have, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation arising under Environmental Law that is reasonably likely to form the basis of any material liabilities, claims, demands, losses, costs, damages or expenses against the Purchaser or its Subsidiaries.

(i)
To the knowledge of the Purchaser, neither the execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement, shall require any material notification to any Governmental Entity or the undertaking of any investigations or remedial actions pursuant to Environmental Law by the Purchaser or its Subsidiaries.

(j)
The Purchaser has made available all material environmental reports, investigations, studies, audits and other environmental documents that are in the Purchaser’s possession or control and that have been completed within the past three (3) years that relate to the operations of the Purchaser and its Subsidiaries or any real or immovable property currently or formerly owned, operated or occupied by the Purchaser and its Subsidiaries.

(25)	Shareholder Support.
The Purchaser is not aware that any Purchaser Shareholders are not supportive of the Arrangement and no Purchaser Shareholders has indicated to the Purchaser that it intends to vote against the Purchaser Resolution or to propose a competing resolution or take any other action which would be contrary to the Purchaser Resolution being passed.

(26)	Insurance.

(d)
Each of the Purchaser and its Subsidiaries is, and has been continuously since December 31, 2011, insured by reputable third party insurers with reasonable and prudent policies appropriate the size and nature of the business of the Purchaser and its Subsidiaries and their respective assets, including a sufficient level of insurance necessary to comply with the terms and conditions of its Authorizations and the Purchaser Material Contracts.

(e)
The third party insurance policies of the Purchaser and its Subsidiaries are in full force and effect in accordance with their terms, and the Purchaser and its Subsidiaries are not in default under the terms of any such policy. There has not been any proposed,

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contemplated or threatened termination of, or premium increase with respect to, any of such policies.

(f)
The limits contained within such policies have not been exhausted or significantly diminished and no further premiums or payments will be due following the Effective Time with respect to periods of time occurring prior to the Effective Time.

(g)
There is no claim pending under any insurance policy that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. All proceedings covered by any of the insurance policies have been properly reported to and accepted by the applicable insurer.

(h)
The Purchaser is not in default with respect to any of the provisions contained in the insurance policies and has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion.

(i)	There has not been any adverse change in the relationship of the Purchaser with its insurers, the availability of coverage, or in the premiums payable pursuant to the insurance policies.

(27)	Taxes.

(h)
All Tax Returns required by law to be filed with any Governmental Entity by, or on behalf of, the Purchaser or any of its Subsidiaries have been filed when due in accordance with Law (taking into account any applicable extensions), and all such Tax Returns are, true and complete in all respects. The Purchaser and each of its Subsidiaries has paid (or has had paid on its behalf) or has collected, withheld and remitted to the appropriate Governmental Entity all Taxes due and payable on a timely basis, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP, an adequate accrual for all Taxes through the end of the last period for which the Purchaser and the its Subsidiaries ordinarily record items on their respective books. There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Purchaser’s knowledge, threatened against or with respect to the Purchaser or its Subsidiaries in respect of any Tax or Tax asset. There are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, or of the filing of any Tax Return or any payment of Taxes by the Purchaser or any of its Subsidiaries. The Purchaser is a taxable Canadian corporation as defined in the Tax Act.

(i)
The Purchaser and its Subsidiaries have not entered into any transactions or arrangements with persons with whom they do not deal at arm’s length (for purposes of the Tax Act) otherwise than for consideration equal to fair market value, and have, where required, made and maintained documentation that complies with all of the requirements of subsection 247(4) of the Tax Act.

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(28)	Financial Information.
No forecast, budget or projection provided by or on behalf of the Purchaser to the Company contains any Misrepresentation and such forecasts, budgets and projections were prepared in good faith, disclosed all relevant assumptions and contain reasonable estimates of the prospects of the business of the Purchaser.

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SCHEDULE F
REQUESTED APPROVALS AND CONSENTS
The Requested Approvals include the following:
•

The Requested Consents include the following:

•	Major Lenders Consent
•

•

•

F - 1